Exhibit 10.1

Lease

ONE PARKWAY NORTH

* * * * * * * * * * * * * * * * * * * *

Between

UNITED STATIONERS SUPPLY CO.

(Tenant)

and

CARR PARKWAY NORTH I, LLC

(Landlord)

Table of Contents

Lease

1.	LEASE AGREEMENT

2.	RENT

A.	Types of Rent
(1)	Base Rent
(2)	Operating Cost Share Rent
(3)	Tax Share Rent
(4)	Additional Rent
(5)	Rent

B.	Payment of Operating Cost Share Rent and Tax Share Rent
(1)	Payment of Estimated Operating Cost Share Rent
(2)	Correction of Operating Cost Share Rent
(3)	Payment of Tax Share Rent
(4)	Limit on Operating Cost Share Rent and Tax Share Rent

C.	Definitions
(1)	Included Operating Costs
(2)	Excluded Operating Costs
(3)	Taxes
(4)	Lease Year
(5)	Fiscal Year

D.	Computation of Base Rent and Rent Adjustments
(1)	Prorations
(2)	Default Interest
(3)	Rent Adjustments
(4)	Books and Records
(5)	Miscellaneous

3.	PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF PREMISES

A.	Condition of Premises

B.	Tenant’s Possession

C.	Inspection Access

D.	Maintenance

4.	PROJECT SERVICES

A.	Heating and Air Conditioning

B.	Elevators

C.	Electricity

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D.	Telecommunications Services

E.	Water

F.	Janitorial Service

G.	Interruption of Services

5.	ALTERATIONS AND REPAIRS

A.	Landlord’s Consent and Conditions

B.	Damage to Systems

C.	No Liens

D.	Ownership of Improvements

E.	Removal at Termination

6.	USE OF PREMISES

7.	GOVERNMENTAL REQUIREMENTS AND BUILDING RULES

8.	WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE

A.	Waiver of Claims

B.	Indemnification

C.	Tenant’s Insurance

D.	Insurance Certificates

E.	Landlord’s Insurance

9.	FIRE AND OTHER CASUALTY

A.	Termination

B.	Restoration

10.	EMINENT DOMAIN

11.	RIGHTS RESERVED TO LANDLORD

A.	Name

B.	Signs

C.	Window Treatments

D.	Keys

E.	Access

F.	Intentionally Deleted

G.	Heavy Articles

H.	Show Premises

I.	Intentionally Deleted

J.	Use of Lockbox

K.	Repairs and Alterations

L.	Landlord’s Agents

M.	Building Services

N.	Other Actions

12.	TENANT’S DEFAULT

A.	Rent Default

B.	Other Performance Default

13.	REMEDIES

A.	Landlord’s Remedies
(1)	Termination of Lease or Possession
(2)	Lease Termination Damages
(3)	Possession Termination Damages
(4)	Landlord’s Remedies Cumulative
(5)	Mitigation of Damages

B.	Tenant’s Remedies
(1)	Default by Landlord and Tenant’s Remedies
(2)	Offset Rights
(3)	Self-Help Rights
(4)	Mitigation of Damages

C.	Waiver of Trial by Jury

D.	Litigation Costs

14.	SURRENDER

15.	HOLDOVER

16.	SUBORDINATION TO GROUND LEASES AND MORTGAGES

A.	Subordination

B.	Termination of Ground Lease or Foreclosure of Mortgage

C.	Intentionally Deleted

D.	Notice and Right to Cure

E.	Definitions

17.	ASSIGNMENT AND SUBLEASE

A.	In General

B.	Landlord’s Consent

C.	Procedure

D.	Intentionally Deleted

E.	Excess Payments

F.	Recapture

G.	Affiliate Transfers

H.	Recognition of Subleases

18.	CONVEYANCE BY LANDLORD

19.	ESTOPPEL CERTIFICATE

20.	INTENTIONALLY DELETED

21.	FORCE MAJEURE

22.	INTENTIONALLY DELETED

23.	NOTICES

A.	To Landlord

B.	To Tenant

24.	QUIET POSSESSION

25.	REAL ESTATE BROKER

26.	MISCELLANEOUS

A.	Successors and Assigns

B.	Date Payments Are Due

C.	Meaning of “Landlord”, “Re-Entry, “including” and “Affiliate\

D.	Time of the Essence

E.	No Option

F.	Severability

G.	Governing Law

H.	Intentionally Deleted

I.	No Oral Modification

J.	Intentionally Deleted

K.	Captions

L.	Authority

M.	Landlord’s Enforcement of Remedies

N.	Entire Agreement

O.	Landlord’s Title

P.	Light and Air Rights

Q.	Singular and Plural

R.	Recording by Tenant

S.	Exclusivity

T.	No Construction Against Drafting Party

U.	Survival

V.	Rent Not Based on Income

W.	Building Manager and Service Providers

X.	Late Charge and Interest on Late Payments

Y.	Tenant’s Financial Statements

Z.	OFAC and Anti-Money Laundering Compliance Certifications

AA.	Building Access

BB.	Fire Stairs Use

27.	UNRELATED BUSINESS INCOME

28.	HAZARDOUS SUBSTANCES

A.	Tenant Compliance

B.	Landlord Compliance

29.	EXCULPATION

v

30.	OPTIONS TO EXTEND

31.	RIGHT OF FIRST OFFER

32.	EXPANSION OPTION

33.	CONTRACTION OPTION

34.	OPTION TO PURCHASE PROJECT

35.	SIGNAGE

36.	PARKING

37.	STORAGE SPACE

38.	ROOF RIGHTS

39.	BACK-UP GENERATOR

APPENDIX A - PLANS OF THE INITIAL PREMISES

APPENDIX A-1 - PLAN OF ADDITIONAL PREMISES

APPENDIX B - RULES AND REGULATIONS

APPENDIX C - TENANT IMPROVEMENT AGREEMENT

APPENDIX D - HVAC SPECIFICATIONS

APPENDIX E - JANITORIAL SPECIFICATIONS

APPENDIX F - LEASEHOLD TITLE INSURANCE POLICY

APPENDIX G - PRIOR TENANT RIGHTS

APPENDIX H - BUILDING CONSTRUCTION RULES

APPENDIX I - BASE BUILDING CONDITION

LEASE

THIS LEASE (the “Lease”) is made as of June    , 2005 between Carr Parkway North I, LLC, a Delaware limited liability company (the “Landlord”) and the Tenant as named in the Schedule below.  The term “Project” means the building (the “Building”) known as “One Parkway North Center” and the land (the “Land”) located at One Parkway North Boulevard, Deerfield, Illinois.  “Premises” means that part of the Project leased to Tenant described in the Schedule and outlined on Appendix A.  “Office Park” means the approximately 90 acre development commonly known as Parkway North Center which currently includes, among other things, six major office buildings and a hotel.

The following schedule (the “Schedule”) is an integral part of this Lease.  Terms defined in this Schedule shall have the same meaning throughout the Lease.

SCHEDULE

1.               Tenant:                                   United Stationers Supply Co., an Illinois corporation

2.               Premises:                     Portions of the first (1st), second (2nd), third (3rd), fourth (4th) and fifth (5th) floors as shown on Appendix A attached hereto (“Premises”)

As more fully provided below, Landlord grants to Tenant the nonexclusive right to use all common areas of the Project, including, without limitation, the atrium and west lobby of the Building.  Tenant acknowledges, however, that the west lobby of the Building is currently being utilized by the current tenants of the Building as an entrance to the Building and as a means of ingress and egress to and from the atrium area of the Building, and that Landlord retains the right to permit, on a non-exclusive basis, other tenants of the Building and their employees, guests and invitees to gain entrance to the Building through such west lobby area at all times and to use such west lobby as a means of ingress and egress to and from the atrium area of the Building.  Notwithstanding the foregoing, Landlord acknowledges that the west lobby area will be the main reception area for Tenant, and Landlord will use commercially reasonable efforts to encourage tenants currently using the west lobby to use the south lobby of the Building once such tenants are relocated.  Landlord will promptly notify Tenant in writing if Landlord has hereafter been able to obtain waivers from all currently existing tenants of their right to use such west lobby as an entrance into the Building; upon receipt of such notice, Landlord and Tenant shall thereafter enter into an amendment to this Lease which adds such west lobby to the Premises demised hereunder and provides Tenant with exclusive use and control thereof (unless Landlord thereafter requires use of such west lobby as an entrance/exit to and from the Building for the benefit of any tenants who may be leasing any portion of the Contraction Space defined in Section 33 below, in which case Landlord and Tenant shall enter into a further amendment to this Lease which removes such west lobby from the Premises then demised hereunder).

3.               Rentable Square Feet of the Premises:       Approximately 203,562 rentable square feet

Landlord and Tenant acknowledge that OWP&P has prior to the date of execution of this Lease confirmed the measurement of all square footage calculations in connection with this Lease.  The foregoing measurements, as well as the measurement of the Building and any future measurement of the Premises to be leased to Tenant, hereunder will conform to BOMA ANSI Z65.1-1996 standards.

4.               Tenant’s Proportionate Share:  79.98% (based upon a total of 254,527 rentable square feet in the Building)

5.               Security Deposit:  N/A

6.               Tenant’s Real Estate Broker for this Lease:  Staubach Midwest LLC

7.               Landlord’s Real Estate Broker for this Lease: Carr Real Estate Services, Inc.

8.               Tenant Improvements, if any:  See the Tenant Improvement Agreement attached hereto as Appendix C.

9.               Commencement Date:  November 1, 2005

10.         Termination Date/Term:    October 31, 2016, subject to extension and early termination as hereinafter provided

11.         Guarantor:    N/A

12.         Base Rent:

(Calculated on the basis of 75,000 rentable square feet through June 30, 2006, and 203,562 rentable square feet thereafter)

Period	Rate Per Sq. Ft.	Annual Base Rent	Monthly Installment
November 1, 2005 - June 30, 2006	$12.60	$945,000.00	$78,750.00
July 1, 2006 - October 31, 2006	$12.60	$2,564,881.20	$213,740.10
November 1, 2006 - October 31, 2007	$13.00	$2,646,306.00	$220,525.50
November 1, 2007 - October 31, 2008	$13.40	$2,727,730.80	$227,310.90
November 1, 2008 - October 31, 2009	$13.80	$2,809,155.60	$234,096.30
November 1, 2009 - October 31, 2010	$14.20	$2,890,580.40	$240,881.70

Period	Rate Per Sq. Ft.	Annual Base Rent	Monthly Installment
November 1, 2010 - October 31, 2011	$14.60	$2,972,005.20	$247,667.10
November 1, 2011 - October 31, 2012	$15.00	$3,053,430.00	$254,452.50
November 1, 2012 - October 31, 2013	$15.40	$3,134,854.80	$261,237.90
November 1, 2013 - October 31, 2014	$15.80	$3,216,279.60	$268,023.30
November 1, 2014 - October 31, 2015	$16.20	$3,297,704.40	$274,808.70
November 1, 2015 - October 31, 2016	$16.60	$3,379,129.20	$281,594.10

Notwithstanding anything to the contrary contained herein, and solely as a concession to enter into this Lease, Tenant’s obligations for the payment of Base Rent (but not Operating Cost Share Rent, Tax Share Rent or Additional Rent as provided in Section 3 below) with respect to the Premises shall be abated in full for the period commencing on November 1, 2005 and ending on December 31, 2006 (the “Full Abatement”) and shall be abated in part to the extent of $139,275.50 per month (the “Partial Abatement”) for the period beginning January 1, 2007 and ending April 30, 2007 (the foregoing full and partial abatements of Base Rent are referred to hereinafter as “Free Rent Period”).

1.                                      LEASE AGREEMENT.

A.                                   Premises.  On the terms stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date with respect to each respective portion of the Premises and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease.

B.                                     Additional Premises.  Tenant shall have the right to elect, by giving written notice to Landlord on or before August 1, 2005, to include within the Premises certain additional space located on the first (1st) floor of the Building consisting of approximately 8,589 rentable square feet and identified on Appendix A-1 attached hereto (the “Additional Premises”) upon the same terms and conditions as the remainder of the Premises initially demised hereby, including, without limitation, Base Rent at the same rate per square foot as set forth in Item 12 of the Schedule, and with the Construction Allowance, Drawings Allowance and Moving Allowance at the same per square foot amount as set forth in the Tenant Improvement Agreement, and with the same Full Abatement (but not the Partial Abatement) applicable thereto.  Without limiting the generality of the effect of the foregoing, the rentable square feet of the Premises and Tenant’s Proportionate Share shall be adjusted accordingly.

C.                                     Common Areas.  In addition, Landlord grants to Tenant the non-exclusive right, in common with the other tenants of the Building, to use (i) the public and common areas of the Building and any other Building amenities or facilities which are generally available from time to time for use by tenants of the Building, (ii) any entrances, stairs, rights of pedestrian and vehicular ingress, egress and access with respect to the Building and Land that are generally available to tenants of the Building, elevators, driveways, fire corridors, public restrooms, loading docks and such other facilities or areas as are designated from time to time for common or public use and (iii) all other rights, appurtenances, privileges, licenses or hereditaments now or hereafter belonging or appertaining to all or any part of the Premises, the Land or the Building which are available from time to time for common use.  Without limiting the generality of the foregoing, Tenant shall have the non-exclusive right to use any of the private roadways located from time to time in the Office Park.

2.                                      RENT.

A.                                   Types of Rent.  Tenant shall pay the following Rent in the form of a check to Landlord at the following address:

Carr Parkway North I, LLC

c/o PNC Bank

P.O. Box 644016

Pittsburgh, PA 15264-4016

or by wire transfer as follows:

PNC Bank

ABA Number 043000096

Account Number 1004339188

or in such other commercially reasonable manner as Landlord may notify Tenant:

(1)                                  Base Rent in monthly installments in advance, on or before the first day of each month of the Term, in the amount set forth on the Schedule.

(2)                                  Operating Cost Share Rent in an amount equal to the Tenant’s Proportionate Share of the Operating Costs for the applicable fiscal year of the Lease, paid monthly in advance in an estimated amount.  Definitions of Operating Costs and Tenant’s Proportionate Share, and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2B, 2C and 2D.

(3)                                  Tax Share Rent in an amount equal to the Tenant’s Proportionate Share of the Taxes for the applicable fiscal year of this Lease paid within thirty (30) days after receipt of copies of the tax bill and invoice for Tenant’s Proportionate Share thereof as hereinafter provided.  A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 2B, 2C and 2D.

(4)                                  Additional Rent in the amount of all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, excluding Base Rent, Operating Cost Share Rent, and Tax Share Rent, but including any interest for late payment of any item of Rent.

(5)                                  Rent as used in this Lease means Base Rent, Operating Cost Share Rent, Tax Share Rent and Additional Rent.  Tenant’s agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind, except as expressly set forth elsewhere in this Lease.

B.                                     Payment of Operating Cost Share Rent and Tax Share Rent.

(1)                                  Payment of Estimated Operating Cost Share Rent.  Landlord shall reasonably estimate the Operating Costs of the Project by April 1 of each fiscal year, or as soon as reasonably possible thereafter, but in no event later than May 1 of each fiscal year.  Landlord may revise these estimates whenever it obtains more accurate information, but in no event more than one (1) time during any calendar year.

Within thirty (30) days after receiving the original or revised estimate from Landlord, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, multiplied by the number of months that have elapsed in the applicable fiscal year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed.  On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, until a new estimate becomes applicable.

(2)                                  Correction of Operating Cost Share Rent.  Landlord shall deliver to Tenant a report for the previous fiscal year (the “Operating Cost Report”) by May 15 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Operating Costs incurred, (b) the amount of Operating Cost Share Rent due from Tenant, and (c) the amount of Operating Cost Share Rent paid by Tenant.  Within thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due minus the amount paid.  If the amount paid exceeds the amount due, Landlord shall pay such excess to Tenant simultaneously with the delivery of the Operating Cost Report.

(3)                                  Payment of Tax Share Rent.  Throughout the Term, Landlord shall forward copies of all bills for Taxes (as hereinafter defined) to Tenant and Tenant shall pay Landlord Tenant’s Proportionate Share of such bill within thirty (30) days after receipt of a copy of such bill from Landlord, but in no event sooner than thirty (30) days prior to the date payment of such bill is due and payable to the applicable taxing authority.  To the extent any bill for Taxes applies to a period falling within the Term hereof and also a period either before or after the Term hereof, Tenant shall only be responsible for the portion of the bill related to Taxes applicable to the Term hereof and, accordingly, such bill shall be appropriately prorated between Landlord and Tenant.

(4)                                  Limit on Operating Cost Share Rent and Tax Share Rent.  Landlord agrees that the aggregate amount of the Operating Cost Share Rent and Tax Share Rent for calendar years 2005 and 2006 shall not for such years exceed on a rentable square foot (RSF) basis $8.00/RSF and $8.50/RSF, respectively, appropriately pro rated to account for any partial calendar years, as applicable.

C.                                     Definitions.

(1)                                  Included Operating Costs.  “Operating Costs” means any commercially reasonable expenses, costs and disbursements of any kind other than Taxes, paid or incurred by Landlord in connection with the management, maintenance, operation, insurance, repair and other related activities in connection with any part of the Project and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease.  Operating Costs shall also include the costs of any capital improvements as determined in accordance with generally accepted accounting principles, which reduce Operating Costs, and those made to keep the Project in compliance with new governmental requirements first applicable to the Project after the Commencement Date (collectively, “Included Capital Items”); provided, that the costs of any Included Capital Item shall be amortized by Landlord in accordance with generally acceptable accounting principles over the estimated useful life of such item and such amortized costs are only included in Operating Costs for that portion of the useful life of the Included Capital Item which falls within the Term.

If the Project is not fully occupied during any portion of any fiscal year, Landlord may adjust (an “Equitable Adjustment”) Operating Costs which vary with occupancy levels in the Building to equal what would have been incurred by Landlord had the Project been fully occupied.  This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases.  Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs.  The foregoing Equitable Adjustment is intended to permit Landlord to fully recover Operating Costs actually incurred by Landlord and is not intended to, and shall not be deemed or construed to, permit Landlord to collect more than 100% of all Operating Costs incurred by Landlord or otherwise result in a profit to Landlord.  For purposes of determining the Equitable Adjustment, “fully occupied” shall mean 95% or more of the rentable square footage of the Building is leased.

If Landlord does not furnish any particular service whose cost would have constituted an Operating Cost to a tenant other than Tenant who has undertaken to perform such service itself, Operating Costs which vary with occupancy levels shall be increased by the amount which Landlord would have incurred if it had furnished the service to such tenant.

(2)                                  Excluded Operating Costs.  Operating Costs shall not include:

(a)                                  costs of alterations of tenant premises;

(b)                                 costs of capital improvements other than Included Capital Items;

(c)                                  interest and principal payments on mortgages or any other debt costs, or rental payments on any ground lease of the Project;

(d)                                 real estate brokers’ leasing commissions;

(e)                                  legal fees, space planner fees and advertising expenses incurred with regard to leasing the Building or portions thereof;

(f)                                    any cost or expenditure for which Landlord is reimbursed or entitled to be reimbursed, by insurance proceeds, warranties  or otherwise, except by Operating Cost Share Rent;

(g)                                 the cost of any service furnished to any tenant of the Project which Landlord does not make available to Tenant;

(h)                                 depreciation and other “non-cash expense items or amortization (except on any Included Capital Items);

(i)                                     franchise or income taxes imposed upon Landlord;

(j)                                     costs of correcting defects in construction of the Building (as opposed to the cost of normal repair, maintenance and replacement);

(k)                                  legal and auditing fees which are for the benefit of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with the preparation of reports required pursuant to Section 2B above;

(l)                                     the wages of any employee above the level of building or property or general manager or otherwise for services not related directly to the management, maintenance, operation and repair of the Building;

(m)                               fines, penalties and interest;

(n)                                 promotional and advertising expenses;

(o)                                 overhead and profit paid to subsidiaries or affiliates of Landlord for services on or to the Building to the extent that such costs exceed costs that would have been paid for such services in the absence of such relationship;

(p)                                 property management fees payable to a property manager, to the extent that such fees are in excess of the then market rate for such fees for other first-class owner-operated office properties in the north suburban submarket of metropolitan Chicago;

(q)                                 salaries and fringe benefits of employees above the grade of general manager;

(r)                                    any personal taxes of Landlord for equipment or items not used directly in the operation or maintenance of the Office Park;

(s)                                  any cost or expense incurred in connection with the installation, operation or maintenance of conference rooms, athletic facilities, broadcast facilities or other specialty facilities in the Office Park;

(t)                                    any expense for which Landlord has otherwise been reimbursed or is entitled to reimbursement;

(u)                                 “tenant allowances”, “tenant concessions”, work letters, and other costs or expenses (including permit, license and inspection fees) incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants or other occupants of the Building, or vacant, leasable space in the Building, including space planning/interior design fees for same;

(v)                                 costs or expenses (including fines, penalties and legal fees) incurred due to the violation by Landlord, its employees, agents and/or contractors, any tenant (other than Tenant) or other occupant of the Project, of any terms and conditions  of this Lease or of the leases of other tenants in the Building, and/or of any valid, applicable laws, rules, regulations and codes of any federal, state, county, municipal or other governmental authority having jurisdiction over the Project that would not have been incurred but for such violation by Landlord, its employees, agents, and/or contractors or other tenant or occupant, it being intended that each party shall be responsible for the costs resulting from its own violation of such leases and laws, rules, regulations and codes as such shall pertain to the Project;

(w)                               costs resulting from the willful misconduct of Landlord, its employees, agents and/or contractors;

(x)            costs related to reporting, documenting, cleanup, remediation, or response of any kind in connection with the use, transportation, storage, generation or release by any person other than Tenant, its agents, employees and invitees, of any Hazardous Substances;

(y)                                 costs of Landlord’s general overhead and general administrative expenses (individual, partnership or corporate, as the case may be);

(z)                                   compensation paid to clerks, attendants or other persons in commercial concessions (such as a snack bar, restaurant or newsstand), if any, operated by Landlord or any subsidiary or affiliate of Landlord;

(aa)                            rentals and other related expenses, if any, incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature;

(bb)                          costs or expenses for sculpture, paintings or other works of art, including costs incurred with respect to the purchase, ownership, leasing, showing, promotion, repair and/or maintenance of such items;

(cc)                            contributions to operating expense reserves;

(dd)                          contributions to charitable and political organizations;

(ee)                            costs incurred in removing the property of former tenants and/or other occupants of the Building;

(ff)                                costs or fees relating to the insuring or defense of Landlord’s title to or interest in the Building and/or the Land, or any part thereof;

(gg)                          any bad debt loss, rent loss, or any reserves for bad debt or rent loss;

(hh)                          costs incurred in replacing (but not the costs of normal repair and maintenance to) any structural components of the Building, such as the roof, or Building central systems and equipment such as chillers and condensers;

(ii)                                  costs incurred in refurbishing (but not the costs of normal repair and maintenance to) the lobby areas or other common areas of the Building; and

(jj)                                  any item of cost or expense which this Lease provides shall be borne or paid by Landlord at its sole cost and expense;

(3)                                  Taxes.  “Taxes” means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith.  Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes and any tax specifically levied on the rents payable under this Lease (the “Rent Tax”).  Taxes shall also include all commercially reasonable fees and other costs and expenses paid by Landlord in seeking in good faith a refund or reduction of any Taxes, whether or not Landlord is ultimately successful.

For any year, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) assessed for each Lease Year or portion thereof, without regard to when such installments are actually paid (it being acknowledged that real property taxes in Lake County, Illinois are payable one (1) year in arrears), and (b) from all other Taxes, shall be the amount due and payable in such year as shown by the tax bills payable in such year (regardless whether such Taxes were levied and assessed for a prior year).  Any refund or other adjustment to any Taxes by the taxing authority shall be applied on an accrual basis.

Taxes shall not include any net income, capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes.  Taxes shall also not include any fines, penalties or interest resulting from Landlord’s failure to timely pay Taxes to the appropriate authority.  If Landlord receives a refund of Taxes (either during or after the Term) which relates to a period within the Term, Landlord shall pay to Tenant the portion of such refund which Tenant paid as Tenant’s Tax Share.  Landlord’s agreement to refund any such sums shall survive the termination of this Lease.  So long as Tenant pays in a timely manner Tax Share Rent pursuant to this Lease, Landlord agrees to pay all Taxes before delinquency.

Landlord shall use commercially reasonable efforts to timely contest Taxes, if in the judgment of Landlord’s tax consultant a reasonable basis exists for such contest.

(4)                                  Lease Year.  “Lease Year” means each consecutive twelve-month period beginning with the Commencement Date, and each subsequent Lease Year shall be the twelve months following the prior Lease Year.

(5)                                  Fiscal Year.  “Fiscal Year” means the calendar year, except that the first fiscal year and the last fiscal year of the Term may be a partial calendar year.

D.                                    Computation of Base Rent and Rent Adjustments.

(1)                                  Prorations.                                      If this Lease begins on a day other than the first day of a month, the Base Rent, Operating Cost Share Rent and Tax Share Rent shall be prorated for such partial month based on the actual number of days in such month.  If this Lease begins on a day other than the first day, or ends on a day other than the last day, of the fiscal year, Operating Cost Share Rent and Tax Share Rent shall be prorated for the applicable fiscal year.

(2)                                  Default Interest.  Any sum due from Tenant to Landlord not paid within ten (10) days after notice of delinquency shall bear interest from the date due until the date paid at the annual rate of four (4) percentage points above the rate then most recently announced by Bank One or its successor as its corporate base lending rate, from time to time in effect at its office in Chicago, Illinois, but not higher than the maximum rate permitted by law (the “Default Rate”).

(3)                                  Rent Adjustments.  The square footage of the Premises and the Building set forth in the Schedule are conclusively deemed to be the actual square footage thereof, without regard to any subsequent remeasurement of the Premises or the Building.  If any Operating Cost paid in one fiscal year relates to more than one fiscal year, Landlord may proportionately allocate such Operating Cost among the related fiscal years.

(4)                                  Books and Records.  Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with sound accounting and management practices.  Tenant and its certified public accountant shall have the right to inspect Landlord’s records at Landlord’s office upon at least seventy-two (72) hours’ prior notice during normal business hours during the nine (9) month period following the respective delivery of the Operating Cost Report or the Tax Report.

Such books and records shall be made available to Tenant for inspection at the Building.  The results of any such inspection shall be kept strictly confidential by Tenant and its agents, and Tenant and its certified public accountant must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Building. If any examination discloses errors or omissions for any fiscal year resulting in an overstatement of Operating Cost Rent, Tenant may examine Landlord’s books and records relating to such identified errors or omissions for the preceding four (4) fiscal years with respect to which Tenant paid Operating Cost Rent.  Subject to the provisions of the preceding sentence, if Tenant fails to take written exception to an item of Operating Costs on or before December 31st of the calendar year in which the Operating Cost Report was delivered to Tenant (so long as such report was delivered to Tenant on or before May 15th of such year), or within nine (9) months following the furnishing to Tenant of the Operating Cost Report in which such item appeared (if such report was delivered to Tenant after May 15th of such year), Tenant shall be deemed to have accepted such Operating Cost Report.  If Tenant takes such written exception to an item of Operating Costs and such exception is not resolved by Landlord and Tenant within thirty (30) days after Tenant’s notice taking exception, either Landlord or Tenant may, within the thirty (30) day period following the expiration of such initial thirty (30) day period, submit the dispute to an independent certified public accounting firm selected by Landlord and Tenant.  If Landlord and Tenant are unable to agree on an independent certified public accounting firm, Tenant may select one of the five (5) largest United States national certified public accounting firms.  The selected accounting firm shall prepare a certificate as to whether the exception is proper and the amount owed by or to Tenant, which determination shall be final and conclusive.  Landlord shall refund to Tenant any amount overpaid by Tenant upon completion of such certification.  If it is determined that Landlord’s original determination of Tenant’s Operating Cost Share Rent for any fiscal year exceeded the amount which Tenant was obligated to pay by 4% or more, Landlord shall reimburse Tenant for the costs of Tenant’s accountant or other reviewing entity and of such certification.  Landlord shall maintain Landlord’s books and records relating to Operating Costs for any fiscal year for at least five (5) years after the end of such fiscal year.

(5)                                  Miscellaneous.   If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent or Tax Share Rent, either party shall pay the full amount due to the other within thirty (30) days after Landlord’s notice to Tenant of the amount when it is determined.  Landlord may commingle any payments made with respect to Operating Cost Share Rent or Tax Share Rent, without payment of interest.

3.                                      PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF PREMISES.

A.                                   Condition of Premises. Except to the extent of the Tenant Improvements item on the Schedule and except for any representations expressly set forth herein, Landlord is leasing the Premises to Tenant “as is”, without any obligation to alter, remodel, improve, repair or decorate any part of the Premises.

B.                                     Tenant’s Possession. Landlord agrees to deliver possession of all portions of the Premises to Tenant on October 1, 2005 (the “Possession Date”) (and Tenant shall have no obligation to accept possession prior to the Possession Date), subject to the provisions of Paragraph 1(a) on Appendix C attached hereto and subject further to Landlord’s right to promptly complete therein any uncompleted portions of Landlord’s Work as set forth in Appendix C attached hereto and made a part hereof.  Notwithstanding anything contained herein to the contrary, if Landlord fails to deliver possession of all of the Premises to Tenant on the Possession Date, subject to the provisions of Paragraph 1(a) on Appendix C attached hereto, then in addition to the Free Rent Period, Tenant shall be entitled to one day of Base Rent abatement with respect to any portion of the Premises of which Tenant did not receive possession by October 1, 2005 for each day of delay in such delivery of possession (provided, however, that if possession of any such portion of a floor is required in order for Tenant in the ordinary course of construction to complete its improvement work on the balance of such floor, then such abatement in that instance shall apply to the entire floor).  Tenant’s taking possession of any portion of the Premises shall be conclusive evidence that the Premises was in good order, repair and condition, subject to completion of Landlord’s Work, including punchlist items, and latent defects.  If Tenant takes possession of any part of the Premises prior to the Commencement Date, all terms of this Lease shall apply to such pre-Term possession, except that Tenant shall not be obligated to pay any Rent with respect thereto prior to the Commencement Date.

C.                                     Inspection Access.  Prior to the Possession Date, upon written request to Landlord, Landlord shall permit Tenant and Tenant’s architect, engineers, contractors and other design and construction professionals to enter the Premises for the purposes of inspecting same and taking measurements to facilitate preparation of plans and specifications and bids.

D.                                    Maintenance.  Throughout the Term, Tenant shall maintain the Premises (and all signage described in Section 34 below) in their condition as of each respective Commencement Date, loss or damage caused by the elements, ordinary wear, and fire and other casualty and permitted alterations excepted, and at the termination of this Lease, or Tenant’s right to possession, Tenant shall return the Premises to Landlord in broom-clean condition.  Tenant further agrees that in the event Landlord is hereafter able to provide Tenant with exclusive use and control of the west lobby area of the Building pursuant to Item 2 of the Schedule, Tenant shall from and after the date (and during the period in which) Tenant is entitled to exclusive use of such lobby maintain such west lobby portion of the Premises in a first-class, neat and attractive condition at all times during the Term of this Lease.  To the extent Tenant fails to perform any such maintenance and repair obligations within ten (10) days after prior written notice from Landlord, Landlord may, but need not, restore the Premises to such condition and Tenant shall pay the cost thereof.  Landlord agrees to operate, repair and maintain the common areas of the Building in a manner comparable to other Class A office buildings in the Lake County, Illinois area through the Term of this Lease.

4.                                      PROJECT SERVICES.  Landlord shall furnish services as follows:

A.                                   Heating and Air Conditioning.   During the normal business hours of 8:00 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 1:00 p.m. on Saturday, holidays excepted (i.e. New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day).  Landlord shall furnish heating and air conditioning satisfying the criteria attached hereto as Appendix D, except to the extent Tenant installs equipment or designs or installs any improvements in a manner which materially adversely affects the temperature maintained by the air conditioning system.  If Tenant installs such equipment which materially adversely affects the temperature, and does not cure such material adverse affect promptly after written notice from Landlord, Landlord may install supplementary air conditioning units in the Premises, and Tenant shall pay to Landlord upon demand as Additional Rent the reasonable cost of installation, operation and maintenance thereof.

Landlord shall furnish heating and air conditioning after business hours if Tenant provides Landlord reasonable prior notice, and pays Landlord all then current charges for such additional heating or air conditioning.  Landlord and Tenant acknowledge that the current hourly rate for after-hours HVAC service is $50.00 per hour per floor (and Landlord agrees that for the first forty (40) hours in the aggregate per month of such after-hours HVAC service, such hourly rate shall not exceed $150.00 per hour for the entire Premises) (such rates being subject to reasonable increases from time to time to reflect increases in the costs to Landlord of providing such after-hours HVAC service).

B.                                     Elevators.  Landlord shall provide passenger elevator service during normal business hours to Tenant in common with Landlord and all other tenants.  Landlord shall provide limited passenger service at other times, except in case of an emergency.

C.                                     Electricity.  All electricity used in the Premises shall be supplied by the electricity company through a separate meter and shall be paid for by Tenant.  Tenant shall not install or operate in the Premises any electrically operated equipment or other machinery (other than business machines and equipment normally employed for general office use) including, without limitation, a corporate headquarters) without obtaining the prior written consent of Landlord which consent shall not be unreasonably withheld, construed or delayed.  Landlord represents to Tenant that the Building electrical systems are capable of supplying 5.3 watts per useable square foot of the Premises.

D.                                    Telecommunications Services.   Tenant shall arrange directly with one or more companies selected by Tenant for telephone and other telecommunications services.  Tenant shall be responsible for paying for such services.  Landlord shall permit and cooperate with providers desiring to supply such services to the Premises.  Subject to prior approval by Landlord of all planned connections and installations (which approval will not be unreasonably withheld, conditioned or delayed) Landlord shall permit Tenant to connect to and maintain connections to telephone cables or other telecommunications facilities in the Building without additional cost or charge to Tenant.  Without limiting the generality of the effect of the foregoing, subject to Landlord’s reasonable approval, Tenant and its telephone and other telecommunications providers may install conduit and cabling in and through the Project to provide such services to Tenant.  For security purposes, Landlord shall restrict access to telephone and telecommunications closets within the Premises, and to any enclosed portions used by Tenant of telephone and telecommunications closets on multi-tenant floors of the Building which Tenant may share with other tenants, so that no other tenant shall have access to such closets or enclosed portions without representatives of Landlord (if Landlord so requires) and Tenant (if Tenant so requires) present.

E.                                      Water.  Landlord shall furnish hot and cold tap water for drinking and toilet purposes.  Tenant shall pay Landlord for water furnished for any other purpose at Tenant’s request as Additional Rent at rates fixed by Landlord.  Tenant shall not waste water.

F.                                      Janitorial Service.  Landlord shall furnish janitorial service in the Premises pursuant to the janitorial specifications set forth on Appendix E attached hereto and made a part hereof.

If, in Tenant’s reasonable opinion, the janitorial and cleaning service in the Building or the Premises is not satisfactory, Tenant shall have the right, after notice to Landlord and the expiration of a thirty (30) day cure period, to request that Landlord interview and retain a different janitorial contractor.  Such replacement janitorial contractor shall be subject to the prior written approval of Tenant, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be effective upon termination of any then-existing janitorial services contract in accordance with the rights permitted thereunder.  In the alternative, Tenant may elect to provide janitorial and cleaning service to the Premises through a direct contract with a janitorial services firm of Tenant’s selection.  In the event Tenant elects to instead furnish its own janitorial service for its Premises, it shall deliver written notice of such election to Landlord not less than 90 days prior to the proposed date on which Tenant desires to substitute its own janitorial service.  Tenant’s right to substitute its own janitorial service shall be subject to the following conditions: (i) on the date that Tenant delivers its notice to Landlord, and at all times during the period in which Tenant furnishes its own janitorial service, Tenant leases and is paying Rent on at least 100,000 rentable square feet of space in the Building; (ii) on the date that Tenant delivers its notice to Landlord, and on the date Tenant actually commences to furnish its own janitorial service, Tenant is not in default under the Lease beyond any applicable notice and cure periods; (iii) Tenant at all times causes the janitorial service to be performed by a contractor reasonably acceptable to Landlord and in a manner consistent with comparable office buildings in the vicinity of the Building as reasonably determined by Landlord and consistent with the terms of this Lease; (iv) any party furnishing such service on behalf of Tenant shall maintain all insurance and bonding requirements reasonably required by Landlord and shall work in harmony with all other contractors providing services from time to time to the Building; (v) Tenant shall indemnify, defend and hold harmless Landlord and its officers, directors, employees and agents against any claim by for injury to any person or damage to or loss of any property arising from the Tenant’s furnishing of janitorial services, and (vi) any substitution of janitorial service in the Premises by Tenant shall commence only upon the date Landlord is able to terminate Landlord’s contract for such services in the Premises, and Landlord shall not be obligated to terminate any such contract prior to such date.

G.                                     Interruption of Services.  If any of the Building equipment or machinery ceases to function properly for any cause Landlord shall use reasonable diligence to repair the same promptly.  Landlord’s inability to furnish, to any extent, the Project services set forth in this Section 4, or any cessation thereof resulting from any causes shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof.  However, in the event that an interruption of the Project services set forth in this Section 4 causes the Premises to be untenantable for a period of five (5) consecutive business days or more, Rent shall thereafter be abated proportionately.

5.                                      ALTERATIONS AND REPAIRS.

A.                                   Landlord’s Consent and Conditions.

Tenant shall not make any improvements or alterations to the Premises (the “Work”) without in each instance submitting plans and specifications for the Work to Landlord and obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Landlord will be deemed to be acting reasonably in withholding its consent for any Work which (a) materially, adversely impacts the base structural components or systems of the Building, (b) impacts any other tenant’s premises other than in an immaterial manner, or (c) affects any portion of the west lobby of the Building.

Notwithstanding the foregoing, Tenant may perform alterations to the Premises without Landlord’s prior written consent (but after not less than five (5) business days’ prior written notice to Landlord) provided such alterations do not (i) materially, adversely affect the mechanical, electrical, HVAC, life safety, or other Building operating systems, (ii) materially, adversely affect the structural components of the Building, (iii) adversely impact any other tenant’s premises, (iv) affect any portion of the west lobby of the Building, or (v)  involve the installation or disturbance of any Hazardous Substance.

Tenant shall reimburse Landlord for actual out-of-pocket costs incurred for review of the plans and all other items submitted by Tenant.  Tenant shall pay for the cost of all Work.  All Work shall become the property of Landlord upon its installation, except for Tenant’s trade fixtures and its personal property and for items which Landlord requires Tenant to remove at Tenant’s cost at the termination of the Lease pursuant to Section 5E.

The following requirements shall apply to all Work:

(1)                                  Prior to commencement, Tenant shall furnish to Landlord required building permits, if any, and certificates of insurance reasonably satisfactory to Landlord evidencing coverage similar to that described in Section VI of Appendix C attached hereto.

(2)                                  Tenant shall perform all Work so as to maintain peace and harmony among other contractors serving the Office Park and shall avoid interference with other work to be performed or services to be rendered in the Office Park.

(3)                                  The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable governmental laws, ordinances and regulations (“Governmental Requirements”).

(4)                                  Tenant shall perform all Work so as to minimize disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.

(5)                                  Tenant shall perform all Work in compliance with Landlord’s “Policies, Rules and Procedures for Construction Projects” attached hereto as Appendix H, as amended from time to time.

(6)                                  Tenant shall permit Landlord to supervise all Work, and in all instances Tenant shall reimburse Landlord for all actual out-of-pocket costs incurred by Landlord in providing such supervision.  Tenant further agrees that if Tenant employs Landlord or its employees or Landlord’s contractors to perform any portion of such work, Tenant shall pay to Landlord a further coordination fee as then agreed upon by Landlord and Tenant.

(7)                                  Upon completion, Tenant shall furnish Landlord with contractor’s affidavits and full and final statutory waivers of liens, as-built plans and specifications, and receipted bills covering all labor and materials

B.                                     Damage to Systems. If any part of the mechanical, electrical or other Building systems in the Premises shall be damaged, Tenant shall promptly notify Landlord after Tenant becomes aware of such damage, and Landlord shall repair such damage.  Landlord shall also make any repairs or alterations which are necessary for the safety or protection of the Project, or which Landlord is required to make by any court or pursuant to any Governmental Requirement.  Tenant shall at its expense make all other non-structural repairs necessary (including without limitation maintenance and repairs of all of Tenant’s signs pursuant to Section 34 below) to keep the Premises in good order, condition and repair.

C.                                     No Liens.  Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord’s interest in the Project; any such lien or encumbrance shall attach to Tenant’s interest only.  If any mechanic’s lien shall be filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within thirty (30) days thereafter either discharge or contest the lien or claim.  If Tenant contests the lien or claim, then Tenant shall (i) within such thirty (30) day period, provide Landlord adequate security for the lien or claim, (ii) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding.  If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as attorney’s fees and other expenses incurred by Landlord, shall become Additional Rent payable by Tenant on demand.

D.                                    Ownership of Improvements.  All Work as defined in this Section 5, hardware, equipment, machinery and all other improvements and all fixtures (except trade fixtures and other personal property of Tenant, including, without limitation, Tenant’s furniture systems and movable partitions) constructed in the Premises by either Landlord or Tenant, (i) shall be and become Landlord’s property upon installation without compensation to Tenant, unless Landlord consents otherwise in writing, and (ii) shall at Landlord’s option either (a) be surrendered to Landlord with the Premises at the termination of the Lease or of Tenant’s right to possession, or (b) be removed in accordance with Subsection 5E below (unless Landlord at the time it gives its consent to the performance of such construction relating to such Work or relating to Tenant’s Work provided for in the Workletter expressly waives in writing the right to require such removal).   In no event, however, shall Landlord require Tenant to remove Tenant’s Work or any Work which is standard and customary for general office premises, including, without limitation, standard telecommunications cabling and conduit (except that Landlord specifically reserves the right to require Tenant to remove any internal staircases or any other improvements that are not standard and customary for general office purposes).

E.                                      Removal at Termination.  Upon the termination of this Lease or Tenant’s right of possession Tenant shall remove from the Project its trade fixtures, furniture, moveable equipment and other personal property, any improvements which Landlord elects shall be removed by Tenant pursuant to Section 5D, and any improvements to any portion of the Project other than the Premises.  Tenant shall repair all damage caused by the installation or removal of any of the foregoing items.  If Tenant does not timely remove such property, and does not cure such failure to remove within thirty (30) days after written notice from Landlord, then Tenant shall be conclusively presumed to have, at Landlord’s election (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost, without waiving Landlord’s right to claim from Tenant all expenses arising out of Tenant’s failure to remove the property, and without liability to Tenant or any other person.  Landlord shall have no duty to be a bailee of any such personal property.

6.                                      USE OF PREMISES.   Tenant shall use the Premises only for general office purposes, and ancillary uses related thereto.  Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises, but the foregoing, however, shall not be deemed or construed to prohibit Tenant from utilizing liquids and materials typically used in general offices.  Tenant shall not permit any nuisance or waste upon the Premises.

Landlord represents and warrants to Tenant that as of the Commencement Date, the Property shall be in substantial compliance with all requirements of the Americans with Disabilities Act and all regulations and guidelines promulgated thereunder, as the same may be amended and supplemented from time to time (collectively the “ADA”).  Thereafter the Landlord shall be responsible for compliance with the ADA with respect to all common areas of the Building and base Building systems and structures.  Tenant shall be responsible for insuring that all tenant improvements constructed by Tenant comply with the requirements of the ADA, but Landlord shall be responsible for ADA compliance with respect to all Landlord base Building work so long as not triggered by Tenant’s improvement work.

7.                                      GOVERNMENTAL REQUIREMENTS AND BUILDING RULES.  Tenant shall comply with all Governmental Requirements applying to its use of the Premises.  Tenant shall also comply with all reasonable rules established for the Project from time to time by Landlord.  The present rules and regulations are contained in Appendix B.  Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way.  Landlord shall use reasonable efforts to apply the rules and regulations uniformly with respect to Tenant and tenants in the Building under leases containing rules and regulations similar to this Lease.  In the event of any conflict between the terms and conditions of this Lease and any such rules and regulations, the terms and conditions of this Lease shall control.  In the event of alterations and repairs performed by Tenant, Tenant shall comply with the provisions of Section 5 of this Lease.

8.                                      WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.

A.                                   Waiver of Claims.  To the extent permitted by law, Tenant waives any claims it may have against Landlord or its officers, directors, employees or agents for business interruption or damage to property sustained by Tenant as the result of any act or omission of Landlord.

To the extent permitted by law, Landlord waives any claims it may have against Tenant or its officers, directors, employees or agents for loss of rents (other than Rent) or damage to property sustained by Landlord as the result of any act or omission of Tenant.

B.                                     Indemnification.  To the extent permitted by law, but except to the extent otherwise explicitly waived under this Lease, Tenant shall indemnify, defend and hold harmless Landlord and its officers, directors, employees and agents against any claim by any third party for injury to any person or damage to or loss of any property occurring in the Office Park and arising from any act or omission or negligence of Tenant or any of Tenant’s employees or agents.  Tenant’s obligations under this section shall survive the termination of this Lease.

To the extent permitted by law, but except to the extent otherwise explicitly waived under the Lease, Landlord shall indemnify, defend and hold harmless Tenant and its officers, directors,

employees and agents against any claim by any third party for injury to any person or damage to or loss of any property occurring on the Office Park and arising from any act or omission or negligence of Landlord or any of Landlord’s employees or agents.  Landlord’s obligations under this section shall survive the termination of this Lease.

C.                                     Tenant’s Insurance.  Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(1)                                  Commercial General Liability Insurance, with (a) Contractual Liability including the indemnification provisions contained in this Lease, (b) a severability of interest endorsement, (c) limits of not less than One Million Dollars ($1,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Six Million Dollars ($6,000,000).

(2)                                  Property Insurance against “All Risks” of physical loss covering the replacement cost of all tenant improvements and buildout (but not any of Tenant’s Work installed by Tenant pursuant to the Tenant Improvement Agreement), fixtures and personal property.  Tenant waives all rights of subrogation, and Tenant’s property insurance shall include a waiver of subrogation in favor of Landlord.

(3)                                  Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease—Policy Limit	$500,000
Disease—Each Employee	$500,000

Tenant’s insurance shall be primary and not contributory to that carried by Landlord, its agents, or mortgagee.  Landlord, and if any, Landlord’s building manager or agent and ground lessor shall be named as additional insureds as respects to insurance required of the Tenant in Section 8C(1).  The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord’s approval, and any such company shall be licensed to do business in the state in which the Building is located.  Such insurance companies shall have a A.M. Best rating of A VI or better.

Tenant shall cause any contractor of Tenant performing work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(1)                                  Commercial General Liability Insurance, including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor’s protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage.

(2)                                  Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease—Policy Limit	$500,000
Disease—Each Employee	$500,000

Tenant’s contractor’s insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees.  Tenant and Landlord, and if any, Landlord’s building manager or agent, mortgagee or ground lessor shall be named as additional insured on Tenant’s contractor’s insurance policies.

D.                                    Insurance Certificates.  Tenant shall deliver to Landlord certificates evidencing all required insurance no later than five (5) days prior to the Commencement Date and each renewal date.  Each certificate will provide for thirty (30) days prior written notice of cancellation to Landlord and Tenant.

E.                                      Landlord’s Insurance.  Landlord shall maintain “All-Risk” property insurance at replacement cost, including loss of rents, on the Building, and Commercial General Liability insurance policies covering the common areas of the Building and covering Tenant’s Work installed by Tenant pursuant to the Tenant Improvement Agreement, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the Project and in any event with limits of not less than One Million Dollars ($1,000,000.00) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000.00) in the aggregate for bodily injury, sickness or death and property damage, and umbrella coverage of not less than Six Million Dollars ($6,000,000.00).  With respect to property insurance, Landlord and Tenant mutually waive all rights of subrogation, and the respective “All-Risk” coverage property insurance policies carried by Landlord and Tenant shall contain enforceable waiver of subrogation endorsements.

9.                                      FIRE AND OTHER CASUALTY.

A.                                   Termination.  If a fire or other casualty causes substantial damage to the Building or the Premises, Landlord shall engage a registered architect to certify within one (1) month of the casualty to both Landlord and Tenant the amount of time needed to restore the Building and the Premises to tenantability, using standard working methods.  If the time needed exceeds two hundred seventy (270) days from the date of the casualty, or two (2) months therefrom if the restoration would begin during the last twelve (12) months of the Lease, then in the case of the Premises (or in the case of the damage to and restoration of other portions of the Building which will materially adversely affect a material portion of the Premises), either Landlord or Tenant may terminate this Lease, and in the case of the Building, Landlord may terminate this Lease, by notice to the other party within thirty (30) days after the notifying party’s receipt of the architect’s certificate.  The termination shall be effective as of the date of the casualty.

B.                                     Restoration.  If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises (including without limitation Tenant’s Work installed by Tenant pursuant to the Tenant Improvement Agreement) subject to current Governmental Requirements.  Tenant shall be responsible for restoring and replacing all damaged personal property and furniture of Tenant, and Landlord shall have no responsibility for such repairs or restoration.  Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable.  In the event Landlord does not complete such restoration within the time period estimated by the registered architect, subject to delays beyond the reasonable control of Landlord, Tenant shall have the right, by written notice given to Landlord prior to completion of such restoration, to terminate this Lease.

10.                               EMINENT DOMAIN.   If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Tenant for the operation of its business, then either party may terminate this Lease effective as of the date of the taking.  Rent shall abate from the date of the taking in proportion to any part of the Premises that are unusable as a result of such taking.  In the event this Lease is not terminated as provided in this Section 10, Landlord shall use the entire award received by Landlord to restore the Premises and Project to the extent possible to the condition that they were in prior to such taking.  The entire award for a taking of any kind shall be paid to Landlord, and Tenant shall have no right to share in the award.  Notwithstanding the foregoing, Tenant shall have the right to receive from or pursue against the condemning authority an award for Tenant’s moving and relocation expenses and for business interruption and shall have the right to receive from or pursue against the condemning authority compensation or an award with respect to the loss of Tenant’s leasehold improvements installed by or on behalf of Tenant and paid for by Tenant without reimbursement by Landlord.  All obligations accrued to the date of the taking shall be performed by the party liable to perform said obligations, as set forth herein.

11.                               RIGHTS RESERVED TO LANDLORD.   Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to the Tenant of any kind:

A.                                   Name.   To change the name or street address of the Building.  Landlord shall give Tenant no less than sixty (60) days’ notice of any such change and shall reimburse Tenant for all reasonable costs and expenses incurred by Tenant as a result of and directly related to such change, in replacing obsolete business cards, stationery and marketing materials.

B.                                     Signs.  Subject to the provisions of Section 34 below, to install and maintain any signs on the exterior and in the interior of the Project other than in the Premises, and to approve at its reasonable discretion, prior to installation, any of Tenant’s signs in the Premises visible from the common areas or the exterior of the Building.

C.                                     Window Treatments.  To approve, in its sole but reasonable discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, that may be visible from the exterior of the Building.

D.                                    Keys.  To retain and use at any time passkeys to enter the Premises or any door within the Premises.  Tenant shall not alter or add any lock or bolt.  Tenant may, however, designate certain secured areas of the Premises which may be separately locked or otherwise secured to which Landlord shall not receive a duplicate key and shall have access only in the event of an emergency and at all other times only upon prior notice to Tenant from Landlord and in the company of an employee of Tenant (and Tenant hereby waives, to the extent permitted by applicable law, any and all claims for damages against Landlord, its agents and employees arising out of Landlord’s entry into such secure area or areas, whether forcibly or peacefully, during any such emergency).

E.                                      Access.  Upon reasonable prior notice to Tenant and using commercially reasonable efforts to minimize interference with the conduct of Tenant’s business, to have access to inspect the Premises, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by this Lease.

F.                                      [Intentionally Deleted]

G.                                     Heavy Articles.  To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant’s property.  Tenant shall move its property entirely at its own risk.

H.                                    Show Premises.  To show the Premises to prospective purchasers, tenants, brokers, lenders, investors, rating agencies or others at any reasonable time, provided that Landlord gives prior notice to Tenant and does not materially interfere with Tenant’s use of the Premises and Landlord may only show the Premises to prospective tenants and brokers during the last twelve (12) months of the Term hereof..

I.                                         [Intentionally Deleted]

J.                                        Use of Lockbox.  To designate a lockbox collection agent for collections of amounts due Landlord.  In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment.  However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within 21 days after such receipt or collection a check equal to the amount sent by Tenant.

K.                                    Repairs and Alterations.  To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Building.  Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any Work in the Premises to be done after business hours.  Landlord may do or permit any work on any nearby building, land, street, alley or way.  In all cases, Landlord shall provide prior notice to Tenant and shall use commercially reasonable efforts to minimize interference with the conduct of Tenant’s business.

L.                                      Landlord’s Agents.  If Tenant is in default under this Lease, possession of Tenant’s funds or negotiation of Tenant’s negotiable instrument by any of Landlord’s agents shall not waive any breach by Tenant or any remedies of Landlord under this Lease.

M.                                 Building Services.  To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises and, without limiting the generality of the foregoing, all of the foregoing shall be installed behind or above finished surfaces and shall not reduce the usable area of the Premises.

N.                                    Other Actions.  To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building, provided, however, that in all cases other than in an emergency Landlord shall provide notice to Tenant prior to any entry into the Premises and shall use its commercially reasonable efforts to minimize interference with the conduct of Tenant’s business.

12.                               TENANT’S DEFAULT.   Any of the following shall constitute a default by Tenant:

A.                                   Rent Default.  Tenant fails to pay any Rent when due and such failure continues for ten (10) days after receipt of written notice of such failure from Landlord; or

B.                                     Other Performance Default.  Tenant fails to perform any other obligation to Landlord under this Lease, and this failure continues for thirty (30) days after written notice from Landlord, except that if Tenant begins to cure its failure within the thirty (30) day period but cannot reasonably complete its cure within such period, then, so long as Tenant continues to diligently attempt to cure its failure, the thirty (30) day period shall be extended for an additional reasonable period to enable Tenant to complete the cure.

13.                               REMEDIES.

A.            Landlord’s Remedies.

(1)           Termination of Lease or Possession.  If Tenant defaults and does not timely cure any such default within the cure periods provided above, Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenant’s possession of the Premises without terminating this Lease.  In either case, Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant’s sole cost, remove any of Tenant’s signs and any of its other property, all with due process of law, without relinquishing its right to receive Rent or any other right against Tenant.

(2)                                  Lease Termination Damages.  If Landlord terminates the Lease as provided above, Tenant shall pay to Landlord all Rent due on or before the date of termination, plus Landlord’s reasonable estimate of the aggregate Rent that would have been payable from the date of termination through the Termination Date, reduced by the rental value of the Premises calculated as of the date of termination for the same period, taking into account anticipated vacancy prior to reletting, reletting expenses and market concessions, both discounted to present value at the rate of five percent (5%) per annum.

(3)                                  Possession Termination Damages.  If Landlord terminates Tenant’s right to possession without terminating the Lease and Landlord takes possession of the Premises itself, Landlord may relet any part of the Premises for such Rent, for such time, and upon such terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Building.  Any proceeds from reletting the Premises shall first be applied to the expenses of reletting, including redecoration, repair, alteration, advertising, brokerage, legal, and other reasonably necessary expenses.  If the reletting proceeds after payment of expenses are insufficient to pay the full amount of Rent under this Lease, Tenant shall pay such deficiency to Landlord monthly upon demand as it becomes due.  Any excess proceeds shall be retained by Landlord.

(4)                                  Landlord’s Remedies Cumulative.  All of Landlord’s remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity.  Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation.  Landlord’s acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord’s notice to Tenant, or termination of the Lease or of Tenant’s right to possession, the acceptance shall not affect such notice or termination.  Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment.  Landlord may advance such monies and take such other actions for Tenant’s account as reasonably may be required to cure or mitigate any default by Tenant.  Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the default interest rate until paid.

(5)                                  Mitigation of Damages.  In all events, Landlord shall use reasonable efforts to mitigate its damages.

B.            Tenant’s Remedies.

(1)           Default by Landlord and Tenant’s Remedies.   Landlord shall be deemed in default hereunder if Landlord fails to perform any of its obligations under this Lease and such failure continues for thirty (30) days after written notice from Tenant, except that if Landlord begins to cure its failure within such thirty (30) day period but cannot reasonably complete its cure within such period, then so long as Landlord continues to diligently attempt to cure its failure, the thirty (30) day period shall be extended for an additional reasonable period of time to enable Landlord to complete the cure.

(2)                                  Offset Rights.   Landlord and Tenant agree that in the event that Landlord fails to pay any amount required to be paid by Landlord to Tenant pursuant to this Lease and owing as part of (i) the Tenant Improvement Agreement, or (ii) pursuant to a final non-appealable judgment rendered by a court of competent jurisdiction against Landlord in an action by Tenant relating to Landlord’s breach of an obligation provided for under this Lease, within five (5) Business Days after the date the same is due and payable hereunder, then Tenant shall have the right to give Landlord a second written notice (an “Offset Exercise Notice”) requesting payment of such costs, which notice shall state in BOLD PRINT that “LANDLORD’S FAILURE TO PAY THE FULL AMOUNT REQUESTED IN THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER LANDLORD’S RECEIPT HEREOF SHALL GIVE TENANT THE RIGHT TO OFFSET SUCH UNPAID AMOUNT AGAINST THE PAYMENT OF RENT DUE AND OWING UNDER THE LEASE.”  If, notwithstanding such further Offset Exercise Notice,  Landlord continues to fail to fully pay such sums within five (5) Business Days after such Offset Exercise Notice is provided to Landlord, then any such unpaid amounts may be offset by Tenant against the next installment of Rent and other amounts then due Landlord hereunder (in order of payment) until all such unpaid amounts and interest thereon have been either fully offset or paid by Landlord in full.

(3)                                  Self-Help Rights.   In the event that Landlord fails to perform any repairs to the Building’s electrical or communications or HVAC systems or other essential Building systems or services to the extent that such systems or services are the obligation of Landlord under this Lease, including elevator systems and the roof of the Building, and the failure to perform such repairs will materially affect Tenant’s ability to conduct business in the Premises, and such failure continues for more than ten (10) Business Days (one (1) Business Day in the event of any imminent threat to persons or material damage to property) after written notice thereof from Tenant to Landlord, Tenant shall deliver a further written notice (“Tenant’s Self-Help Notice”) to Landlord stating in BOLD PRINT the consequences of Landlord’s failure to commence to effect such repairs within five (5) Business Days (immediately in the event of imminent threat to persons or material damage to property) after receipt by Landlord of such further notice.  If within five (5) Business Days (or immediately, if applicable) after receipt of Tenant’s Self-Help Notice Landlord does not commence to effect such repairs,  Tenant shall have the right (but not the obligation) to perform the maintenance or repairs so required of Landlord hereunder, at Landlord’s sole cost and expense, in which event Landlord shall reimburse Tenant for any costs and expenses actually paid, sustained or incurred by Tenant in connection therewith within twenty (20) days after Tenant’s written request therefor (which request shall be accompanied by reasonable evidence of the amount of any such costs); provided, however, that in no event shall Tenant have the right to exercise the foregoing self-help right in connection with any such failure of Landlord to perform any such maintenance and/or repairs to the extent that Landlord is diligently and continuously pursuing and using all commercially reasonable efforts to cure any such failure.  Tenant’s Self-Help Notice shall identify with specificity the nature of the repairs to be undertaken by Tenant and the contractor to be engaged by Tenant to make such repairs.  Any such contractor shall be obligated to follow all Building rules and regulations, and shall have in place insurance coverage similar to that described in Section VI of Appendix C attached hereto.

(4)           Mitigation of Damages.  In all events, Tenant shall use reasonable efforts to mitigate its damages.

C.                                     WAIVER OF TRIAL BY JURY.  EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE.  EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN ILLINOIS, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

D.                                    Litigation Costs.  In the event of any action, suit or proceeding brought by Landlord or Tenant to enforce any of the other’s covenants and agreements in this Lease, the prevailing party shall be entitled to recover from the non-prevailing party any costs, expenses and reasonable attorneys’ fees incurred in connection with such action, suit or proceeding.

14.                               SURRENDER.  Upon termination of this Lease or Tenant’s right to possession, Tenant shall return the Premises to Landlord in good order and condition, ordinary wear and casualty damage excepted.  If Landlord requires Tenant to remove any alterations in accordance with the terms of this Lease, then Tenant shall remove the alterations in a good and workmanlike manner and restore the Premises to its condition prior to their installation.

15.                               HOLDOVER.  Tenant shall have no right to holdover possession of the Premises after expiration or termination of this Lease without Landlord’s prior written consent, which Landlord may withhold in its sole and absolute discretion.  If Tenant retains possession of any part of the Premises after the Term, Tenant shall become a month-to-month tenant for the entire floor on which such part of the Premises so occupied by Tenant is located upon all of the terms of this Lease as might be applicable to such month-to-month tenancy, except that Tenant shall pay all of Base Rent, Operating Cost Share Rent and Tax Share Rent at 150% for the first thirty (30) days of any such holdover, and 200% thereafter of the rate in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month Tenant remains in possession.  Tenant shall also pay Landlord all of Landlord’s direct damages resulting from Tenant’s holdover; provided however that if Landlord at any time notifies Tenant that Landlord has entered into or is about to enter into a lease or a letter of intent for a lease with another tenant requiring the use of the Premises on a date specified by Landlord and occurring after the Expiration Date of this Lease, Tenant shall be liable for all damages, excluding special or consequential, but specifically and expressly including damages for loss of all rent under such other lease (subject to Landlord’s obligation to mitigate such damages), sustained by Landlord if Tenant fails to surrender the Premises to Landlord on or before thirty (30) days following the later of the Expiration Date of this Lease or the date of delivery of such notice from Landlord to Tenant.  No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord’s right to regain possession or any other of Landlord’s remedies.

16.                               SUBORDINATION TO GROUND LEASES AND MORTGAGES.

A.                                   Subordination.  Landlord represents to Tenant that there is no mortgage or ground lease affecting the Project as of the date of execution of this Lease.  This Lease shall be subordinate to any future ground lease or mortgage respecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be, effected by notice to Tenant in the manner provided in this Lease; provided, however, that notwithstanding such subordination, so long as Tenant is not in default hereunder beyond any applicable notice and cure period, Tenant’s quiet enjoyment of the Premises and other rights pursuant to the terms and conditions of this Lease shall not be disturbed by the holder of any such superior instrument.  The subordination shall be effective upon such notice, but at the request of Landlord or ground lessor or mortgagee, Tenant shall within thirty (30) days of the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination; provided, however, that any such documentation shall include a non-disturbance agreement in favor of Tenant in form and substance reasonably satisfactory to Tenant.  Any mortgagee has the right, at its option, to subordinate its mortgage to the terms of this Lease, without notice to, nor the consent of, Tenant.

B.                                     Termination of Ground Lease or Foreclosure of Mortgage.   If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, Tenant shall attorn to such ground lessor or mortgagee or purchaser, such ground lessor or mortgagee or purchaser shall recognize Tenant’s rights under this Lease, and this Lease shall continue in effect as a direct lease between Tenant and such ground lessor, mortgagee or purchaser.  The ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project.  At the request of Landlord, ground lessor or mortgagee, Tenant shall execute and deliver within twenty (20) days of the request any document furnished by the requesting party to evidence Tenant’s agreement to attorn, provided that any such document recognizes Tenant’s rights hereunder.

C.                                     Intentionally Deleted.

D.                                    Notice and Right to Cure.  Tenant agrees to send by registered or certified mail to any ground lessor or mortgagee identified in any notice from Landlord to Tenant a copy of any notice of default sent by Tenant to Landlord.  Such ground lessor or mortgagee shall have the concurrent right provided to Landlord in Section 13(B) above to cure any such default.

E.                                      Definitions.  As used in this Section 16, “mortgage” shall include “deed of trust” and/or “trust deed” and “mortgagee” shall include “beneficiary” and/or “trustee”, “mortgagee” shall include the mortgagee of any ground lessee, and “ground lessor”, “mortgagee”, and “purchaser at a foreclosure sale” shall include, in each case, all of its successors and assigns, however remote.

17.                               ASSIGNMENT AND SUBLEASE.

A.                                   In General.   Tenant shall not, without the prior consent of Landlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant’s interest in this Lease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Tenant’s interest in this Lease, (iii) sublet any part of the Premises, or (iv) permit anyone other than Tenant and its employees to occupy any part of the Premises.  Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any assignment or transfer.  No consent granted by Landlord shall be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease or occupancy.  Tenant shall pay all of Landlord’s reasonable attorneys’ fees and other actual expenses incurred in connection with any consent requested by Tenant or in reviewing any proposed assignment or subletting.  Any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy, other than to an Affiliate, without Landlord’s prior written consent shall be void.  If Tenant shall assign or sublet twenty-five percent (25%) or more of the Premises to any party other than an Affiliate as defined in Section 17.G. below, any right of first offer under Section 31 below shall be extinguished thereby and will not be transferred to the subtenant, such right being personal to the Tenant named herein and its Affiliates.

Notwithstanding the foregoing, Tenant may sublease up to 25% of the Premises in the aggregate without the requirement of Landlord’s consent.  Tenant shall, nonetheless, notify Landlord of any such subleasing, and provide Landlord with a copy of such fully-executed sublease.

B.                                     Landlord’s Consent.   Landlord will not unreasonably withhold, condition or delay its consent to any proposed assignment or subletting.  It shall be reasonable for Landlord to withhold its consent to any assignment or sublease if (i) Tenant is in default under this Lease beyond any applicable notice and cure period, (ii) the proposed assignee or sublessee is a tenant in a building owned by Landlord or any affiliated party in the Office Park or subtenant of such a tenant or a party that Landlord has identified as a prospective tenant in a building owned by Landlord or any affiliated party in the Office Park in any proposal given to such party or Request for Proposal received from such party within the prior six month period, (iii) the financial responsibility, nature of business, and character of the proposed assignee or subtenant (if Landlord provides a recognition of such subtenant pursuant to Section 17.H. below) are not all reasonably satisfactory to Landlord, or (iv) the proposed assignee or subtenant is a government entity.  The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent.

C.                                     Procedure.   Tenant shall notify Landlord of any proposed assignment or sublease at least twenty (20) days prior to its proposed effective date.  The notice shall include the name and address of the proposed assignee or subtenant and a copy of the proposed assignment or sublease, which shall include, in the case of an assignment, an assumption of all of Tenant’s obligations under this Lease and, in the case of a sublease, an agreement to comply with all of Tenant’s obligations under this Lease as it applies to the subleased premises, shall be delivered to Landlord concurrently with such notice.  Landlord shall respond to a request for consent within ten (10) business days after receipt of such request.  If Landlord fails to respond within such ten (10) business day period Tenant shall then deliver a second written notice to Landlord, which notice shall state in BOLD PRINT that “FAILURE TO DELIVER YOUR NOTICE OF APPROVAL OR DISAPPROVAL OF THE PROPOSED SUBLETTING OR ASSIGNMENT DOCUMENTS HEREIN WITHIN TWO (2) DAYS AFTER YOUR RECEIPT HEREOF SHALL BE DEEMED CONCLUSIVE EVIDENCE OF CERTAIN MATTERS MORE FULLY DESCRIBED IN SECTION 17 OF THE LEASE.”  Failure to deliver such statement within such additional two (2) day period shall then be conclusive evidence against Landlord that Landlord has approved such subletting or assignment.

D.                                    [Intentionally Deleted]

E.                                      Excess Payments.  If Tenant shall assign this Lease or sublet any part of the Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sublet, then Tenant shall pay to Landlord as Additional Rent 50% of any such excess within thirty (30) days after receipt after first deducting the reasonable costs and expenses incurred by Tenant in connection with the assignment or sublease, including reasonable marketing expenses, tenant improvement costs, legal fees and brokers’ commissions.

F.                                      Recapture.  If the area to be subject to such sublease or assignment together with all other areas previously under sublease or assignment exceeds in the aggregate more than 25% of the Premises then demised hereby, Landlord may, by giving written notice to Tenant within ten (10) business days after receipt of Tenant’s notice of assignment or subletting, notify Tenant of Landlord’s election to terminate this Lease with respect to the space described in Tenant’s notice, as of the effective date of the proposed assignment or sublease and all obligations under this Lease as to such space shall expire except as to any obligations that expressly survive any termination of this Lease.  Notwithstanding the foregoing, Tenant shall have and hereby reserves the right to rescind its notice of assignment or subletting within ten (10) days after receipt by Tenant of Landlord’s recapture notice if Landlord has in fact delivered such recapture notice to Tenant, in which event Landlord shall have no right to recapture such space and Tenant shall have no right to proceed with such assignment or subletting.

G.                                     Affiliate Transfers.  Notwithstanding anything in this Section 17 to the contrary, Tenant may assign this Lease or sublet all or any portion of the Premises without the prior written consent of Landlord to Tenant’s Affiliate (as hereinafter defined) provided that:  (a) Tenant is not at such time, and such Affiliate on the effective date of such assignment or sublease will not be, in default beyond any applicable notice and cure period hereunder; (b) such Affiliate shall execute an instrument in writing assuming by assignment the terms of this Lease or acknowledging that such sublease is subject and subordinate to all of the terms and conditions of this Lease, and Tenant shall deliver the same to Landlord promptly after the effective date of such assignment of sublease; and (c) Tenant shall remain primarily liable under all of the terms and conditions of this Lease.  As used in this Section 12, the term “Affiliate” shall mean any parent, subsidiary, affiliate or successor organization of or to Tenant.

H.                                    Recognition of Subleases.  If requested by Tenant in connection with any sublease of all or at least a full floor area of the Premises, subject to approval by Landlord of the financial condition of the subtenant under such sublease, Landlord shall provide a non-disturbance agreement in which Landlord shall agree that if this Lease or Tenant’s right to possession of the Premises terminates before the expiration of the sublease on account of a default by Tenant, such subtenant may remain in occupancy of the Premises, or the portion thereof subject to such subtenant’s sublease (as the case may be), for the balance of the term of such sublease and any extensions or renewals thereof upon and subject to the following terms and conditions:  (i) the rent payable for such occupancy shall be the greater of the rent payable under such sublease or the rent, on a per square foot basis, which would have been payable under this Lease had this Lease or Tenant’s right to possession of the Premises not been terminated, (ii) the term of such occupancy shall not extend beyond the Term of this Lease and any extension periods, (iii) such subtenant attorns to Landlord upon the termination of this Lease or of Tenant’s right to possession, (iv) such subtenant is not in default under such sublease beyond any applicable notice and cure periods, (v) there shall be no setoff or deferral of rent or other sums on the basis of any default by Tenant in its obligations to such subtenant occurring prior to such termination, and Landlord shall not be subject to any obligation or liability by reason of any act or omission of Tenant, (vi) such subtenant shall be responsible for the costs of any demising walls or multi-floor corridor improvements required on account of such sublease becoming a direct lease; and (vii)  such occupancy shall otherwise be upon the terms and conditions of this Lease.

18.                               CONVEYANCE BY LANDLORD.  If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released of any obligations occurring after such transfer, except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord’s successors for performance of such obligations.  This Lease shall not be affected by any such transfer.

19.                               ESTOPPEL CERTIFICATE.  Each party shall, within fifteen (15) days of receiving a request from the other party, execute, acknowledge in recordable form, and deliver to the other party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Lease as amended to date is in full force and effect, that the Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims.  The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Landlord, the amount of any security deposit, and such other matters as may be reasonably requested.    If the requested certificate is not delivered to the requesting party with fifteen (15) days as provided above, the requesting party may then deliver a second written notice requesting delivery of the required certificate, which notice shall state in BOLD PRINT that “FAILURE TO DELIVER THE REQUESTED CERTIFICATE WITHIN FIVE (5) DAYS AFTER YOUR RECEIPT HEREOF SHALL BE DEEMED CONCLUSIVE EVIDENCE OF CERTAIN MATTERS MORE FULLY DESCRIBED IN SECTION 19 OF THE LEASE.”  Failure to deliver such statement within such additional five (5) day period shall then be conclusive evidence against the non-certifying party that this Lease, with any amendments identified by the requesting party, is in full force and effect, that there are no uncured defaults by the requesting party, that not more than one month’s Rent has been paid in advance, that the non-certifying party has not paid any security deposit, and that the non-certifying party has no claims or offsets against the requesting party.

20.                               [Intentionally Deleted]

21.                               FORCE MAJEURE.  Neither Landlord nor Tenant shall be in default under this Lease to the extent Landlord or Tenant, as the case may be, is unable to perform any of its obligations on account of any strike or labor problem, energy shortage, governmental pre-emption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of Landlord or Tenant, as the case may be (“Force Majeure”).

22.                               [Intentionally Deleted]

23.                               NOTICES.  All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows:

A.                                   Landlord.  To Landlord as follows:

CarrAmerica Realty Corporation

Parkway North Center

Three Parkway North

Deerfield, IL 60015

Attn:    Gerald J. O’Malley

with a copy to each of:

CarrAmerica Realty Corporation

1850 K Street, N.W.

Suite 500

Washington, D.C. 20006

Attn:     Lease Administration

and:

CarrAmerica Realty Corporation

1850 K Street, N.W.

Suite 500

Washington, D.C. 20006

Attn:     General Counsel

and:

Quarles & Brady LLP

500 West Madison Street, Suite 3700

Chicago, IL 60661

Attn:     Peter A. Sarasek, Esq.

or to such other person at such other address as Landlord may designate by notice to Tenant.

B.                                     Tenant.  To Tenant as follows:

Prior to the Commencement Date:	United Stationers Supply Co. 2200 East Golf Road Des Plaines, Illinois 60016 Attn: General Counsel

After the Commencement Date:	United Stationers Supply Co. One Parkway North Boulevard Deerfield, Illinois 60015 Attn: General Counsel

or to such other person at such other address as Tenant may designate by notice to Landlord.

Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid.  Mailed notices shall be deemed to have been given on the date of actual delivery in the case of registered or certified mail, and on the first business day following timely deposit with an overnight courier.

24.                               QUIET POSSESSION.  So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming by, through or under Landlord.

25.                               REAL ESTATE BROKER.  Tenant represents to Landlord that Tenant has not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule, and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Lease.  Tenant shall indemnify and defend Landlord against any claims by any other broker or third party claiming through Tenant for any payment of any kind in connection with this Lease.  Landlord represents to Tenant that Landlord has not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule, and no other broker is in any way entitled to a broker’s fee or other payment in connection with this Lease.  Landlord shall be responsible for paying any commission due such brokers listed on the Schedule in accordance with separate agreements and shall indemnify and defend Tenant against any claim by any other broker or third party claiming through Landlord for any payment of any kind in connection with this Lease.

26.                               MISCELLANEOUS.

A.                                   Successors and Assigns.  Subject to the limits on Tenant’s assignment contained in Section 17, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

B.                                     Date Payments Are Due.  Except for payments to be made by Tenant under this Lease which are due upon demand or are due in advance (such as Base Rent), Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within ten days of Tenant’s receipt of Landlord’s statement.

C.                                     Meaning of “Landlord”, “Re-Entry, “including” and “Affiliate”.  The term “Landlord” means only the owner of the Project and the lessor’s interest in this Lease from time to time.  The words “re-entry” and “re-enter” are not restricted to their technical legal meaning.  The words “including” and similar words shall mean “without limitation.”  The word “Affiliate” shall mean a person or entity controlling, controlled by or under common control with the applicable entity.  “Control” shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

D.                                    Time of the Essence.  Time is of the essence of each provision of this Lease.

E.                                      No Option.  This document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.

F.                                      Severability.  The unenforceability of any provision of this Lease shall not affect any other provision.

G.                                     Governing Law.  This Lease shall be governed in all respects by the laws of the State of Illinois, without regard to the principles of conflicts of laws.

H.                                    [Intentionally Deleted]

I.                                         No Oral Modification.  No modification of this Lease shall be effective unless it is a written modification signed by both parties.

J.                                        [Intentionally Deleted]

K.                                    Captions.  The captions used in this Lease shall have no effect on the construction of this Lease.

L.                                      Authority.  Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

M.                                 Landlord’s Enforcement of Remedies.  Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.

N.                                    Entire Agreement.  This Lease, together with all Appendices, constitutes the entire agreement between the parties.  No representations or agreements of any kind have been made by either party which are not contained in this Lease.

O.                                    Landlord’s Title.  Landlord’s title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord’s title.

P.                                      Light and Air Rights.  Landlord does not grant in this Lease any rights to light and air in connection with Project.  Subject to the terms and conditions of this Lease, Landlord reserves to itself, the Land, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.

Q.                                    Singular and Plural.  Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular.  For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.

R.                                     Recording by Tenant.   Tenant shall be permitted to record in the public records of Lake County, Illinois a memorandum of this Lease, the form of which has been approved by Landlord (such approval not to be unreasonably withheld).  Upon such recording, Landlord agrees at Landlord’s sole cost and expense to cause to be issued to Tenant a leasehold title insurance policy reasonably satisfactory to Tenant pursuant to the title commitment issued by

Chicago Title Insurance Company and attached hereto as Appendix F.  Upon termination of this Lease by lapse of time or otherwise, Tenant agrees to execute for recording in Lake County, Illinois any document as may be reasonably required by the title company in order to evidence the termination of this Lease.

S.                                      Exclusivity.  Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Premises and otherwise as provided in this Lease.

T.                                     No Construction Against Drafting Party.  The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

U.                                    Survival.  All obligations of Landlord and Tenant under this Lease shall survive the termination of this Lease.

V.                                     Rent Not Based on Income.  No rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises.  Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

W.                                Building Manager and Service Providers.  Landlord may perform any of its obligations under this Lease through its employees or third parties hired by Landlord.

X.                                    Late Charge and Interest on Late Payments.  Without limiting the provisions of Section 12A, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease within five (5) business days after the same becomes due and payable, then Tenant shall pay a late charge equal to five percent (5%) of the amount of such payment, provided, however, such late charge shall not be applied until the Rent is delinquent under this Lease more than once in any Lease Year.  In addition, interest shall be paid by Tenant to Landlord on any late payments of Rent in accordance with the terms of Section 2D(2), provided, however, such default interest shall not be applied until the Rent is delinquent under this Lease more than once in any Lease Year.  Such late charge and interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above.

Y.                                     Tenant’s Financial Statements.  Unless Tenant is at the time a publicly-traded company or a subsidiary of a publicly-traded company whose financial reports are on file with the SEC and available to the general public, upon request from Landlord Tenant shall provide Landlord with current audited annual and quarterly financial statements (income and balance sheet).

Z.                                     OFAC and Anti-Money Laundering Compliance Certifications.  Tenant hereby represents, certifies and warrants to Landlord as follows: (i) Tenant is not named by, and is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by, any Executive Order, including without limitation Executive Order 13224, or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enacted, enforced or administered by the Office of Foreign Assets Control (“OFAC”); (ii) Tenant is not engaged in this transaction, directly or indirectly, for or on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation; and (iii) none of the proceeds used to pay Rent have been or will be derived from a “specified unlawful activity” as defined in, and Tenant is not otherwise in violation of, the Money Laundering Control Act of 1986, as amended, or any other applicable laws regarding money laundering activities.  Furthermore, Tenant agrees to immediately notify Landlord if Tenant was, is, or in the future becomes a “senior foreign political figure,” or an immediate family member or close associate of a “senior foreign political figure,” within the meaning of Section 312 of the USA PATRIOT Act of 2001.  Notwithstanding anything in this Lease to the contrary, Tenant acknowledges and agrees that this Lease is a continuing transaction and that the foregoing representations, certifications and warranties are ongoing and shall be and remain true and in full force and effect on the date hereof and throughout the Term of the Lease (and any extension thereof) and that any breach thereof shall be a default under the Lease (not subject to any notice or cure period) giving rise to Landlord’s remedies, including but not limited to forcible eviction, and Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, fines, penalties, forfeitures and expenses (including without limitation costs and attorneys’ fees) arising from or related to any breach of the foregoing representations, certification and warranties.

AA.                         Building Access.  Tenant, subject to the other terms and conditions hereof (and subject to any emergency or fire or casualty or other situation beyond the reasonable control of Landlord), shall have access to the Building, the Premises, the passenger elevators of the Building, the parking facilities in and about the Building and any areas designated by Landlord as common areas from time to time twenty-four (24) hours per day, seven days per week, 365 days per year.

BB.                             Fire Stairs Use.  Tenant shall have the right, at no cost to Tenant, to use the Building’s firestairs for access between floors of the Premises.  Tenant may install a keycard or other security system to control access to its floors and may cosmetically upgrade the firestairs and stairwells between the floors of the Premises with drywall, additional/upgraded lighting, fire resistant carpeting, etc., subject to the consent of Landlord and the local municipality.

27.                               UNRELATED BUSINESS INCOME.  If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.

28.                               HAZARDOUS SUBSTANCES.

A.                                   Tenant Compliance.  Tenant shall not cause any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Office Park unless Landlord has consented to such storage or use in its sole discretion.  Notwithstanding the foregoing, Tenant’s use and storage of products which are normally used in general office operations but contain de minimis amounts of Hazardous Substances shall not violate the prohibition in the preceding sentence if, and only if, (i) Tenant’s use, storage, and ultimate disposal of said products is at all times in compliance with applicable law; and (ii) said products are acquired, stored and used in their original, prepackaged containers.  In addition, Landlord acknowledges that Tenant intends on installing and maintaining a back-up battery system in the Premises (subject to reasonable approval by Landlord of the plans and specifications therefor).  “Hazardous Substances” include those hazardous substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws.

B.                                     Landlord Compliance.  Landlord represents to Tenant that to the best knowledge of Landlord there are no Hazardous Substances, asbestos-containing materials, PCB transformers or other toxic, hazardous or contaminated substances or underground storage tanks at, in, on or under the Project, except for such materials as are ordinarily used by owners in the operation of commercial office buildings and in quantities permitted by all applicable laws.  Landlord shall not cause or permit the escape, disposal or release of any Hazardous Substances from the Project.  Landlord shall not allow the storage or use of Hazardous Substances at the Project, nor allow to be brought into the Project any such Hazardous Substances.  Notwithstanding the foregoing, normal quantities of Hazardous Substances or customarily used in the conduct of managing and operating a commercial office building (e.g., cleaning supplies), or the construction or maintenance of leasehold improvements or the Building, may be handled by Landlord in compliance with applicable laws and in a manner that does not result in injury or health risks to persons.  Hazardous Substances shall be handled by Landlord at the Project at all times in compliance with the manufacturer’s instructions therefor and all applicable laws.  Landlord further agrees that, to the extent required by applicable law, or to the extent such removal is typically performed in comparable office buildings in the suburban Lake County, Illinois area, Landlord shall, at its sole cost and expense, promptly remove or remediate, or cause to be removed or remediated, any Hazardous Substances on the Project (except for Hazardous Substances brought thereon by Tenant, and except to the extent permitted in this Section 28) promptly after discovery thereof.

29.                               EXCULPATION.  Landlord shall have no personal liability under this Lease; its liability shall be limited to its interest in the Project , and the rents and proceeds thereof, and shall not extend to any other property or assets of Landlord.  In no event shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord be personally liable for any of Landlord’s obligations hereunder.

30.                               OPTIONS TO EXTEND

A.                                   The Term of this Lease with respect to all of the Premises may be extended, at the option of Tenant, for three (3) periods of five (5) years each, such periods being herein sometimes referred to as, respectively, the “First Extended Term”, the “Second Extended Term” and the “Third Extended Term”, as follows:

(1)                                  Each such option to extend shall be exercised by Tenant by giving binding written notice to Landlord on or before but not later than October 31, 2015 with respect to the First Extended Term, October 31, 2020 with respect to the Second Extended Term, and October 31, 2025 with respect to the Third Extended Term.

(2)                                  The First Extended Term shall be on the same terms, covenants and conditions of this Lease, excluding the provisions of Section 33 hereof, and except for the payment of rent during the First Extended Term.  The Second Extended Term shall be on the same terms, covenants and conditions of this Lease, excluding the provisions of Section 33 hereof, and except for the payment of rent during the Second Extended Term.  The Third Extended Term shall be on the same terms, covenants and conditions of this Lease, excluding the provisions of Section 33 hereof, and except for the payment of rent during the Third Extended Term.  The Tenant shall not be permitted to extend this Lease beyond the Third Extended Term.  Any termination of this Lease during the original Term of this Lease, the First Extended Term, the Second Extended Term or the Third Extended Term shall terminate all rights hereunder.

(3)                                  The Base Rent during the First Extended Term, the Second Extended Term and the Third Extended Term shall be at the Prevailing Market Rental Rate (as hereinafter defined).  For purposes of this Lease, “Prevailing Market Rental Rate” shall mean the then prevailing per rentable square foot market rental rate per annum for Base Rent for the Premises based on comparable space and size in other comparable class “A” buildings located in the Lake County, Illinois, area as well as other comparable class “A” buildings located in northern Cook County, Illinois (taking into consideration the market differential between Lake County and Cook County in real estate taxes) for equally creditworthy tenants for a comparable term commencing on or about the first day of the respective Extended Term, taking into account in all instances the strength of the location and amenities and value of signage in all such comparable properties, and further taking into consideration all market concessions and inducements including rent abatements and tenant improvement allowances, if any, and whether such leases are on a “net” or “gross” basis.  Upon written request of Tenant, Landlord shall advise Tenant one (1) month prior to the date by which Tenant must exercise each option granted hereby, of the Prevailing Market Rental Rate at which Landlord is prepared to offer the Premises to Tenant for each such Extended Term.  In addition to the Base Rent above provided, Tenant shall and hereby agrees to continue to pay to Landlord Operating Cost Share Rent, Tax Share Rent, and Additional Rent in accordance with the provisions of Section 3 of this Lease.

If Tenant disagrees with Landlord’s determination of the Prevailing Market Rental Rate and if the parties cannot agree on the Prevailing Market Rental Rate within thirty (30) days after the date of receipt by Tenant of Landlord’s Prevailing Market Rental Rate notice, Tenant shall elect, by written notice given to Landlord within five (5) days after expiration of said thirty (30) day period, to (i) accept Landlord’s determination of the Prevailing Market Rental Rate, (ii) arbitrate the determination of the Prevailing Market Rental Rate as hereinafter provided or (iii) withdraw its notice to extend (or expand, in the case of an arbitration pursuant to Section 31 or Section 32 below).  If Tenant fails to make its election within such five (5) day period, Tenant shall be deemed to have elected to arbitrate the Prevailing Market Rental Rate as hereinafter provided, provided that the outcome of any such arbitration proceeding shall not affect or give either party any ability to negate or render void the continuing validity and enforceability of Tenant’s election to extend the Term of the Lease (or to expand the Premises, as the case may be).  If Tenant elects to arbitrate, or has been deemed to have elected to arbitrate, the determination of the Prevailing Market Rental Rate, Landlord and Tenant will each select an arbitrator who shall be disinterested and shall be a person that has been actively engaged in the development or leasing of first-class office buildings in Lake County, Illinois, area for a period of not less than ten (10) years immediately preceding his or her appointment with experience in negotiating leases or renewals for tenants of a size of at least 100,000 rentable square feet.  Landlord and Tenant shall each simultaneously submit to the arbitrators a determination of the proposed Prevailing Market Rental Rate.  The arbitrators shall be directed as promptly as possible to select from the two determinations submitted by Landlord and Tenant the one that is closer to the Prevailing Market Rental Rate as determined by the arbitrators, and such selection shall thereafter be deemed the Prevailing Market Rental Rate for the applicable extension term (or for the applicable term with respect to any ROFO Space or Expansion Space, as the case may be, as provided in Section 31 and Section 32 below).  If the two arbitrators so appointed fail to agree as to which of the determinations submitted by Landlord and Tenant is closest to the actual Prevailing Market Rental Rate, the two arbitrators shall appoint a third arbitrator, using the criteria described above, to decide upon which of the two determinations submitted is closest to the actual Prevailing Market Rental Rate.  In the event the two arbitrators are not able to so agree upon a third arbitrator, the third arbitrator shall be appointed by the American Arbitration Association, using the criteria described above.  The cost of the foregoing arbitration process shall be shared equally by the parties hereto and, in addition, each party shall bear its own costs and expenses, including attorney’s fees in connection with such arbitration.

31.                               RIGHT OF FIRST OFFER.   Subject and subordinate to any rights heretofore granted or afforded by Landlord to any other tenants in the Building (which Landlord represents and warrants are set forth in Appendix G attached hereto), in the event any space in the Building (the “ROFO Space”) becomes available for leasing by third parties, Tenant shall have and is hereby granted the right to add the ROFO Space to the Premises demised hereunder at the then Prevailing Market Rental Rate for the balance of the then-remaining Term of this Lease.  Landlord agrees that, subject to the renewal rights of Friedman Corporation set forth on Appendix G, such ROFO Space will include without limitation a portion of the fourth (4th) floor (south) comprising approximately 17,000 rentable square feet heretofore leased to Friedman Corporation.  Landlord shall notify (the “Offer Notice”) Tenant in writing of the availability of the ROFO Space, Landlord’s determination of the Prevailing Market Rental Rate, and the other terms upon which Landlord is prepared to offer the ROFO Space to a third party in good faith.  Tenant shall have twenty (20) calendar days from receipt of such notice from Landlord within which to notify Landlord in writing (“Tenant’s ROFO Acceptance Notice”) of Tenant’s binding acceptance of such offer to add the ROFO Space to the Premises on the terms and conditions set forth in Landlord’s notice to Tenant (provided that Tenant shall have the right to arbitrate the determination of the Prevailing Market Rental Rate pursuant to the same procedures as set forth in Section 30.B(iii) above if Tenant so notifies Landlord in Tenant’s ROFO Acceptance Notice).  In the event Tenant does not so notify Landlord in writing of its acceptance of such offer within such twenty calendar day period (subject to any later arbitration of Prevailing Market Rent if Tenant elects such arbitration in Tenant’s ROFO Acceptance Notice) or thereafter promptly enter into a lease amendment which adds the ROFO Space to the Premises, Landlord may thereafter lease such space to any other third party and Tenant shall have no further right or interest in the

ROFO Space during the term of such third party lease (as such term may be extended, whether by option to extend or otherwise); except, however, that if Landlord, within ninety (90) days after the date of the Offer Notice, does not enter into a lease of such portion of the ROFO Space, then Tenant’s rights under this Section to lease such portion of the ROFO Space shall not terminate but shall continue in full force and effect.  Notwithstanding the foregoing, Landlord shall not enter into a lease of any such portion of the ROFO Space without again giving the notice referred to above if the net present value as of the proposed commencement date of such lease expressed as a single dollar figure, discounted using a rate of ten percent (10%) per annum, of all rent of whatever nature or however denominated for the term of such lease, less the net present value of any rent concessions, construction allowances, tenant improvement work and other relevant economic concessions, discounted at the same rate, is less than ninety-two percent (92%) of the comparable amount determined by using the economic terms set forth in the Offer Notice (as adjusted on a proportional basis to reflect any differences in the size or space or length of the term).  Tenant agrees to accept the ROFO Space so offered to Tenant in an “as is” condition as existing on the date such space is to be added to the Premises, subject to any allowance that may be included in the rent to be paid by Tenant for such space.

It shall be conditions of Tenant’s right to exercise an option to add the ROFO Space under this Section 31 that (i) there remains as of the effective date of such option at least five (5) years on the Term of this Lease, exclusive of any renewal options (unless such renewal option or options have theretofore been exercised) and (ii) Tenant is not in default beyond any applicable notice and cure period under any of the terms, covenants or conditions of this Lease at the time Tenant notifies Landlord of the exercise of such option to add the ROFO Space to the Premises or upon the effective date of such option.  The foregoing right of first offer is personal to United Stationers Supply Co. and any Affiliate (as defined in Section 17.G. above) and may not be exercised by or for the benefit of any other party.

Landlord agrees that in connection with any future leasing of any space in the Building not theretofore leased by Tenant, including, without limitation, all space now being leased by Landlord and those of the tenants being relocated by Landlord, Landlord shall limit the term of all such future leases in the Building to no more than five (5) years (or, if any such term is longer than five (5) years, such lease shall provide Landlord with an option to terminate such lease on the last day of the sixtieth (60th) full calendar month of the term of such lease), unless Tenant has, in response to the specific inquiry of Landlord with respect to a then pending lease transaction, otherwise agreed in writing to a longer term for such lease.  Landlord agrees that the foregoing ROFO option set forth in this Section 31 shall be available to Tenant with respect to the space covered by any such future lease effective on the last day of the initial term of any such lease, and any extension options set forth in such future leases shall be subject and subordinate to Tenant’s ROFO option as provided in this Section 31.  Landlord further agrees that the foregoing ROFO option set forth in this Section 31 shall be available to Tenant with respect to the space covered by any future lease containing such termination option in favor of Landlord as of the effective termination date of any such termination option retained by Landlord in any such lease.

32.                               EXPANSION OPTION.    In addition to the foregoing ROFO option set forth in Section 31 above, Tenant shall have the right at any time during the Term of this Lease to notify Landlord in writing of Tenant’s desire for additional space up to 50,000 rentable square feet in the aggregate in size, and upon receipt of Tenant’s written notice from time to time (“Tenant’s Notice”), Landlord agrees to use its best efforts to identify and cause to be made available to Tenant any space in the Building or in the buildings located at Four Parkway North or Nine Parkway North or Ten Parkway North in the Office Park, so long as Landlord is at such time an owner or a partner, member or other participant in the joint venture owning any such other building.  Any such space (“Expansion Space”) made available by Landlord to Tenant in response to Tenant’s Notice shall be at the Prevailing Market Rental Rate as defined in Section 30 above, and is subject to arbitration as set forth herein if Landlord is then the sole owner or controlling partner or member of such owner (otherwise such rent will be as negotiated between Tenant and the owner of such other building in the Office Park) and Tenant’s expansion option is subject to the rights of all then existing leases in any such building at the time of delivery of Tenant’s Notice.

It shall be conditions of Tenant’s right to exercise the foregoing expansion option that (i) there remains as of the effective date of such option at least five (5) years on the Term of this Lease, exclusive of any renewal options (unless such renewal option or options have theretofore been exercised) and (ii) Tenant is not in default beyond any applicable notice and cure period under any of the terms, covenants or conditions of this Lease at the time Tenant notifies Landlord of the exercise of such option to add the such expansion space to the Premises or upon the effective date of such option.  The foregoing right of first offer is personal to United Stationers Supply Co. and any Affiliate (as defined in Section 17.G. above) and may not be exercised by or for the benefit of any other party.  No later than thirty (30) days after Landlord has identified the location and terms for the leasing of such additional space, Tenant shall execute such lease documents as are reasonably required in order to reflect the leasing of such space by Tenant.

33.                               CONTRACTION OPTION.

A.                                   Tenant shall have the option (the “Contraction Option”) to reduce the size of the Premises demised under Lease by an amount not to exceed 30,000 rentable square feet in the aggregate (the “Contraction Space”), effective on October 31, 2012 (the “Contraction Date”), which Contraction Option shall be exercised by Tenant as follows:

(1)                                  Tenant shall give Landlord binding written notice (the “Contraction Notice”) of Tenant’s election to exercise the Contraction Option no later than nine (9) months prior to the effective Contraction Date.  The Contraction Notice shall specify the total rentable square feet and the approximate location of that portion of the Premises that will be reduced from the Premises (“Contraction Premises”) on such date (the final area of such reduction shall be mutually agreed upon by Landlord and Tenant, and such reduction shall in all events leave the Contraction Space marketable in Landlord’s reasonable discretion).

(2)                                  Tenant shall pay to Landlord a contraction fee (the “Contraction Fee”) in the amount of (i) the unamortized portion of the rent abatement, allowances, all leasing commissions and all legal fees paid by Landlord with respect to the Contraction Space in connection with entering into this Lease (all of which costs shall be amortized at a rate of eight percent (8%) per annum), plus (ii) three (3) months’ of Rent (including Base Rent, Operating Cost Share Rent, Tax Share Rent, and Additional Rent) with respect to the Contraction Space at the then-prevailing amount of such Rent payable hereunder on such Contraction Date.

(3)                                  The Contraction Fee shall be due and payable one hundred twenty (120) days prior to the Contraction Date as selected by Tenant, or at the option of Tenant, 25% concurrently with Tenant’s Contraction Notice and 75% no later than thirty (30) days prior to the Contraction Date.

B.                                     The proposed size, location and configuration of the Contraction Space shall be determined by Tenant, but the location and configuration shall be subject to approval by Landlord, not to be unreasonably withheld, conditioned or delayed.  In the event Tenant timely and properly exercises the Contraction Option, the Term with respect to the Contraction Space shall terminate effective as of the Contraction Date, Rent attributable to the Contraction Space shall cease to accrue as of the Contraction Date and Tenant’s Proportionate Share shall be reduced accordingly.  Rent for the Contraction Space shall be paid through and apportioned as of the Contraction Date, and neither Landlord nor Tenant shall have any rights, estates, liabilities or obligations first accruing under this Lease after the Contraction Date with respect to the Contraction Space, except such rights and liabilities which, by the terms of this Lease, are obligations which survive the expiration of the Lease, and Tenant shall pay to Landlord, upon demand, any and all reasonable costs and expenses incurred by Landlord in connection with separating and demising the Contraction Space from the balance of the Premises, including without limitation any demising walls, common corridor and other costs attributable to the floor on which such contraction occurs and incurred as a result of such contraction.

C.                                     Any termination of this Lease or of Tenant’s right of possession hereunder shall terminate all of Tenant’s rights under this Section 33.  Tenant’s exercise of its Contraction Option is further subject to the condition that Tenant is not in default beyond any applicable notice and cure period under any of the terms, covenants or conditions of this Lease at the time of the Contraction Notice or upon the Contraction Date.  Tenant shall deliver the Contraction Space to Landlord on or before the Contraction Date in accordance with the terms and conditions of this Lease, the same as if the Contraction Date were the original Termination Date hereof.  The Contraction Option is personal to United Stationers Supply Co. and any Affiliate (as defined in Section 17.G. above) and may not be exercised by or for the benefit of any other party.

34.                               OPTION TO PURCHASE PROJECT.  In the event Landlord offers the Project for sale on a stand-alone basis, separately from other buildings in the Office Park or other buildings in Landlord’s portfolio of properties (and not as part of a package with any other building owned by Landlord and not pursuant to a transfer in connection with a merger of Landlord with another entity), to a party other than the Parkway North joint venture partner of Landlord or of another Landlord affiliate owning another property in the Office Park, and provided that Tenant leases and occupies at least 150,000 rentable square feet of space at such time, Tenant shall have a right of first offer to purchase the Project before Landlord offers the Project for sale to other third parties.  Landlord shall give to Tenant written notice of the terms of such offer (“Landlord’s Notice”).  Tenant shall have a period of thirty (30) days from the date of receipt of Landlord’s Notice to execute and deliver to Landlord an offer to purchase the Project in commercially reasonable form satisfactory to Landlord and Tenant at the price and including the other terms and conditions set forth in Landlord’s Notice.  If Tenant fails, refuses or is otherwise unable to deliver to Landlord such executed offer to purchase within such thirty (30) day period, Landlord shall thereafter have the right to sell the Project to any other third party and Tenant shall have no further rights under this Section 33; except, however, that if Landlord, within one hundred eighty (180) days after the date of Landlord’s Notice, does not sell the Project at a purchase price not less than 92% of the purchase price set forth in Landlord’s Notice, then Tenant’s rights under this Section to purchase the Project shall not terminate but shall continue in full force and effect.  The foregoing option is personal to United Stationers Supply Co. and any Affiliate (as defined in Section 17.G. above) and may not be exercised by or for the benefit of any other party.

35.                               SIGNAGE.  During the Term of this Lease, so long as Tenant continues to lease and occupy at least 150,000 rentable square feet of space in the Building, Tenant at its sole cost and expense shall have the right to place and maintain (a) exclusive Building mounted signage consisting of a size not exceeding that permitted by applicable Laws identifying Tenant at the upper floor level on the east and west exterior walls of the Building, (b) existing (currently “Carr-America”) monument signage east of the Building and at two (2) locations at the west entrance to the Building consisting of a size not exceeding that permitted by applicable Laws, and (c) first floor entrance lobby signage in the main west lobby of the Building (Landlord agrees that any monument sign located at the south entrance to the Building shall be a multi-tenant sign listing only other tenants in the Building, and that there will be no other monument signs at either the westerly or northerly exterior entrance to the Building).  The location, size, color, design and illumination of all such signage shall be subject to the prior written approval of Landlord, which approval shall be exercised in Landlord’s reasonable discretion.  All such signage shall comply with all applicable Laws now or hereafter in effect (including, without limitation, all zoning and building codes of the Village of Deerfield, Illinois).  Landlord’s approval of the signage shall not impose upon Landlord or its agents or representatives any obligation with respect to the design of the signage or with respect to the compliance of the signage with applicable Laws, it being expressly understood that the obligation with respect to the design of the signage and its compliance with applicable Laws, is solely that of Tenant.  Tenant shall pay all costs of installing, maintaining, illuminating, insuring and removing such signage, and shall pay all costs of repairing any damage to the Building caused by Tenant’s installation, maintenance, replacement, use or removal of the signage.  All rights granted to Tenant under this Section 35 are personal to United Stationers Supply Co. and any Affiliate (as defined in Section 17.G. above) and may not be assigned, conveyed or otherwise transferred to any other party.  Landlord shall cooperate with Tenant in obtaining any necessary approvals of Village of Deerfield officials for all such signage, provided that Landlord shall not be required to incur (and Tenant shall be obligated to reimburse Landlord for) any third-party costs in connection with the Village approval process.  Upon the expiration or earlier termination of this Lease or Tenant’s right to maintain such signage, Tenant shall promptly upon Landlord’s written request remove all such signage and fully repair and restore the space where such signage was located to the same or better condition that existed prior to Tenant’s installation of such signage, ordinary wear and tear and damage from fire or other casualty not the fault of Tenant excepted.  If Tenant does not so remove such signage or repair and restore the space where such signage was located within thirty (30) days following Landlord’s written request, Tenant hereby authorizes Landlord to so remove and dispose of such signage, and to make any and all repairs and restoration necessitated by such removal, and Tenant shall pay Landlord’s charges for doing so within ten (10) days following Landlord’s invoice therefor.  Tenant shall also have the right to list itself and its subsidiaries and its key officers in the Building directory located in the westerly lobby of the Building.

36.                               PARKING.   During the Term of this Lease (including any Extended Term), Landlord shall provide Tenant with one (1) reserved parking space in the underground garage in the Building per 7,000 rentable square feet of area contained in the Premises (such ratio is subject to adjustment in the event Tenant converts any existing parking spaces to storage spaces pursuant to Section 37 below) at an initial cost as of November 1, 2005 of $90.00 per month per stall (which rate is subject to an annual 3% increase thereafter during the Term of this Lease), provided however that so long as Tenant is not in default hereunder (after expiration of all applicable notice and cure periods) Landlord shall make fifteen (15) of such parking spaces available to Tenant with no charge during the period ending October 31, 2010; if Tenant does not elect by July 1, 2006 to use all such spaces, such spaces shall thereafter be subject to availability from time to time.  In addition, Landlord shall provide, at no charge to Tenant, twelve (12) designated reserved visitor parking spaces proximate to the western entrance of the Building as mutually agreed upon by Landlord and Tenant, which reserved visitor parking spaces shall be provided on an exclusive basis for the use in common by guests, visitors and invitees of Tenant and other tenants and occupants of the Building.  If because of any construction, remodeling or repairs to the parking garage, any damage thereto or destruction thereof by casualty, or any other cause beyond Landlord’s reasonable control, Landlord is temporarily unable to provide any or all of the parking spaces to Tenant at any time, such fact shall not constitute a default by Landlord under this Lease or permit Tenant to terminate this Lease, either in whole or in part, or reduce in any way Tenant’s obligation to pay Rent under this Lease; however, Tenant shall not be obligated to pay for the spaces during such period of unavailability.  Landlord further agrees that Tenant shall have the right to request that Landlord construct additional surface parking serving the Building (so long as Tenant at the time of such request has a net worth substantially comparable to that of Tenant as of the date of this Lease), and the commercially reasonable costs incurred by Landlord based on competitive bidding in providing such additional parking shall be amortized at a rate of three (3) percentage points above the rate then most recently announced by Bank One or its successor as its corporate base lending rate, from time to time in effect at its office in Chicago, Illinois over the then remaining Term of this Lease (or, at Tenant’s election and without regard to whether or not Tenant satisfies the foregoing net worth requirement, shall be reimbursed by Tenant at the time such costs are incurred by Landlord). Notwithstanding the foregoing, if at the time of Tenant’s request for construction of such additional parking spaces the aggregate number of parking spaces used by other tenants (not including Tenant or any subtenants of Tenant) of the Building exceeds the total number of parking spaces available for use by other tenants of the Building at a ratio of four parking spaces for each 1,000 rentable square feet of space leased or available for lease to such tenants (not including Tenant or any subtenants of Tenant) (such excess is hereinafter referred to as “Excess Parking Spaces”), Landlord agrees that it shall be responsible for the costs of construction of a portion of the additional parking spaces requested by Tenant to be constructed equal in number to the Excess Parking Spaces. All rights granted to Tenant under this Section are strictly personal to United Stationers Supply Co. and any Affiliate (as defined in Section 17.G. above) and may not be assigned, conveyed or otherwise transferred to any other party, except pursuant to a transfer approved by Landlord.

37.                               STORAGE SPACE.  Landlord shall, commencing on March 1, 2006, and continuing for the balance of the Term, make available for Tenant’s use and for lease by Tenant up to approximately 3,000 rentable square feet of storage space (“Storage Space”) at the lower level of the Building as determined by Landlord and approved by Tenant.  Tenant shall have the right, upon at least thirty (30) days advance notice to Landlord delivered to Landlord no later than November 1, 2005 (“Tenant’s Storage Space Election Notice”),  and thereafter subject to availability, to lease such storage space (or any portion thereof).  Such storage space shall be in one contiguous block (if available, or otherwise configured in a manner reasonably acceptable to Tenant), secure (i.e., having a lockable entrance), sprinkled and lighted in accordance with all Laws and located in a portion of the lower level of the Building designated by Landlord with reasonable access to and from the Building freight elevators and loading docks.  Tenant acknowledges that any such space shall be created in the parking garage of the Building, and Tenant agrees that it shall be responsible for payment of all costs incurred by Landlord in creating such storage space.  Tenant shall use such storage space for purposes of storing files, records, furniture, equipment, supplies, attic stock and materials of the type customarily used by office building tenants, and for no other purposes.  Tenant shall pay Rent for such storage space at the gross rental rate (i.e., there shall be no Operating Cost Share Rent or Tax Share Rent separately payable for any such storage space) of $12.00 per square foot of rentable area thereof if leased during the first Lease Year of the Term, subject to $0.40 per rentable square foot annual increases during the Term.  Tenant’s use of such storage space shall be subject to such reasonable rules and regulations as Landlord from time to time may promulgate on a non-discriminatory basis.

38.                               ROOF RIGHTS.  Tenant shall have the right, at no additional rent payable by Tenant, to install (and thereafter to operate, use, maintain and repair) one satellite dish or antenna (“Rooftop Equipment”) on the roof of the Building, as well as use riser space through the Building for purposes of enabling Tenant to connect any such Rooftop Equipment to the Premises; provided, however, (i) Tenant must obtain all necessary permits and approvals from governmental and private authorities, (ii) the Rooftop Equipment may not, in Landlord’s reasonable discretion, adversely affect the aesthetics or architectural harmony of the Project, (iii) the Rooftop Equipment may not impair the structural integrity of the roof of the Building, (iv) Tenant shall comply with all of the provisions of Section 5 above in connection with the installation of the Rooftop Equipment, (v) any installation which requires the penetration of the roof over the Premises, or any roof repairs or additional maintenance costs necessitated by Tenant’s installation of the Rooftop Equipment, must be performed by a contractor approved by Landlord, at Tenant’s sole cost and expense (any use by Tenant of any Rooftop Equipment will not cause any interference with the ability of any prior user of equipment on the roof of the Building to operate its equipment), and (vi) Tenant’s installation or use of the Rooftop Equipment shall not adversely affect any provisions of Landlord’s roof warranty.  Tenant acknowledges that Landlord may use or grant similar rights to other tenants of the Building, if any, or third parties; provided that any such use shall not unreasonably interfere with Tenant’s rights granted in this Section 38.  Tenant agrees that access to the roof shall be controlled by Landlord, and Tenant shall coordinate any activity on the roof of the Building with prior written notice to and the involvement of Building personnel.

39.                               BACK-UP GENERATOR.  So long as Tenant complies at all times with the requirements relating to Alteration Work set forth in Article 5 above and pays to Landlord on account thereof any increases in the cost of insurance maintained by Landlord for the Building, Landlord hereby grants to Tenant an easement over such portions of the Project and Building as are reasonably necessary for Tenant at its sole cost and expense (i) to install, remove, repair, operate, secure, service, test and maintain a supplemental generator of a size specified by Tenant and reasonably approved by Landlord and reasonably capable of satisfying Tenant’s electrical requirements at a location in the Building as specified by Landlord (the “Generator Space”) and (ii) to run conduits, wires and other like items with an opening not exceeding 36 square inches to and from such generator.  Tenant shall have the right to use, operate, maintain, remove, repair, secure and test such generator at mutually agreed upon times, and at intervals determined by Tenant in its reasonable discretion (subject to the terms of this Lease).  Tenant acknowledges that Tenant shall be solely responsible for the use, operation and maintenance and securing of such generator, and that Landlord shall have absolutely no liability in connection therewith.   The foregoing rights shall expire on the expiration or earlier termination of this Lease or Tenant’s right to possession hereunder.

 [SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Lease.

LANDLORD:

CARR PARKWAY NORTH I, LLC, a Delaware limited liability company

By:	CarrAmerica Realty Operating Partnership, L.P., a Delaware limited partnership, its sole member

By:	CarrAmerica Realty Corporation, a Maryland corporation, its general partner

By:
Print Name:
Print Title:

TENANT:

UNITED STATIONERS SUPPLY CO., an Illinois corporation

By:
Print Name:
Print Title:

APPENDIX A

PLANS OF INITIAL PREMISES

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APPENDIX A-1

PLAN OF ADDITIONAL PREMISES

(pursuant to Section I.B. of the Lease)

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APPENDIX B

RULES AND REGULATIONS

1.                                       Tenant shall not place anything, or allow anything to be placed near the glass of any window, door, partition or wall which may, in Landlord’s reasonable judgment, appear unsightly from outside of the Premises.

2.                                       The Project directory in the west lobby of the Building shall be available to Tenant solely to display individual and department names and their location in the Project, which display shall be as reasonably directed by Landlord.

3.                                       The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purposes other than for ingress to and egress from the Premises.  Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition and shall move all supplies, furniture and equipment as soon as received directly to the Premises and move all such items and waste being taken from the Premises (other than waste customarily removed by employees of the Building) directly to the shipping platform at or about the time arranged for removal therefrom.  The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall, in all cases, retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord, reasonably exercised, shall be prejudicial to the safety, character, reputation and interests of the Project.  Neither Tenant nor any employee or invitee of Tenant shall go upon the roof of the Project.

4.                                       The toilet rooms, urinals, wash bowls and other apparatuses shall not be used for any purposes other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and to the extent caused by Tenant or its employees or invitees, the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.

5.                                       Tenant shall not cause any unnecessary janitorial labor or services by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

6.                                       Tenant shall not install or operate any refrigerating, heating or air conditioning apparatus, or carry on any mechanical business without the prior written consent of Landlord; use the Premises for housing, lodging or sleeping purposes; or permit preparation of food in the Premises (warming of coffee and individual meals with employees and guests excepted).  Tenant shall not occupy or use the Premises or permit the Premises to be occupied or used for any purpose, act or thing which is in violation of any Governmental Requirement or which may be dangerous to persons or property.

7.                                       Tenant shall not bring upon, use or keep in the Premises or the Project any kerosene, gasoline or inflammable or combustible fluid or material, or any other articles deemed hazardous to persons or property, or use any method of heating or air conditioning other than that supplied by Landlord.

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8.                                       Landlord shall have sole power to direct electricians as to where and how telephone and other wires are to be introduced.  No boring or cutting for wires is to be allowed without the consent of Landlord., not to be unreasonably withheld, conditioned or delayed.

9.                                       No additional locks shall be placed upon any doors, windows or transoms in or to the Premises.  Tenant shall not change existing locks or the mechanism thereof.  Upon termination of the lease, Tenant shall deliver to Landlord all keys and passes for offices, rooms, parking lot and toilet rooms which shall have been furnished Tenant.

10.                                 Tenant shall not install linoleum, tile, carpet or other floor covering so that the same shall be affixed to the floor of the Premises in any manner except as reasonably approved by Landlord.

11.                                 No furniture, packages, supplies, equipment or merchandise will be received in the Project or carried up or down in the freight elevator, except between such hours and in such freight elevator as shall be reasonably designated by Landlord.  Tenant shall not take or permit to be taken in or out of other entrances of the Building, or take or permit on other elevators, any item normally taken in or out through the trucking concourse or service doors or in or on freight elevators.

12.                                 Tenant shall cause all doors to the Premises to be closed and securely locked at the end of the day.

13.                                 Without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed, Tenant shall not use the name of the Project or any picture of the Project in connection with, or in promoting or advertising the business of, Tenant, except Tenant may use the address of the Project as the address of its business.

14.                                 Tenant shall cooperate fully with Landlord to assure the effective operation of the Premises’ or the Project’s heating and air conditioning, and shall refrain from attempting to adjust any controls, other than room thermostats installed for Tenant’s use.  Tenant shall keep corridor doors closed.

15.                                 Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage, which may arise from a cause other than Landlord’s negligence, which includes keeping doors locked and other means of entry to the Premises closed and secured.

16.                                 Peddlers, solicitors and beggars shall be reported to the office of the Project or as Landlord otherwise requests.

17.                                 Tenant shall not advertise the business, profession or activities of Tenant conducted in the Project in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities.

18.                                 No bicycle or other vehicle and no animals or pets shall be allowed in the Premises, halls, freight docks, or any other parts of the Building except that blind persons may be

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accompanied by “seeing eye” dogs.  Tenant shall not make or permit any noise, vibration or odor to emanate from the Premises, or do anything therein creating a nuisance.

19.                                 Tenant acknowledges that Building security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Project.

Accordingly:

(a)                                  Landlord may, at any time, or from time to time, or for regularly scheduled time periods, as deemed advisable by Landlord and/or its agents, in their sole discretion, require that persons entering or leaving the Project or the Property identify themselves to watchmen or other employees designated by Landlord, by registration, identification or otherwise.

(b)                                 Tenant agrees that it and its employees will cooperate fully with Project employees in the implementation of any and all security procedures.

(c)                                  Such security measures shall be the sole responsibility of Landlord, and Tenant shall have no liability for any action taken by Landlord in connection therewith, it being understood that Landlord is not required to provide any security procedures and shall have no liability for such security procedures or the lack thereof.

20.                                 Tenant shall not do or permit the manufacture, sale, purchase, use or gift of any fermented, intoxicating or alcoholic beverages without obtaining written consent of Landlord.

21.                                 Tenant shall not disturb the quiet enjoyment of any other tenant.

22.                                 Tenant shall not provide any janitorial services or cleaning by third parties without Landlord’s written consent and then only subject to supervision of Landlord and at Tenant’s sole responsibility and by janitor or cleaning contractor or employees at all times reasonably satisfactory to Landlord.

23.                                 Landlord may retain a pass key to the Premises and be allowed admittance thereto at all times to enable its representatives to examine the Premises from time to time and to exhibit the same and Landlord may place and keep on the windows and doors of the Premises at any time signs advertising the Premises for Rent.

24.                                 No equipment, mechanical ventilators, awnings, special shades or other forms of window covering shall be permitted either inside or outside the windows of the Premises without the prior written consent of Landlord, and then only at the expense and risk of Tenant, and they shall be of such shape, color, material, quality, design and make as may be approved by Landlord.

25.                                 Tenant shall not during the term of this Lease canvas or solicit other tenants of the Building for any purpose.

26.                                 Tenant shall promptly remove all rubbish and waste from the Premises.

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27.                                 Tenant shall not exhibit, sell or offer for sale, Rent or exchange in the Premises or at the Project any article, thing or service, except those ordinarily embraced within the use of the Premises specified in Section 6 of this Lease, without the prior written consent of Landlord.

28.                                 Tenant shall not overload any floors in the Premises or any public corridors or elevators in the Building.

29.                                 Tenant shall not deface any part of the Premises or the Building, outside or inside.

30.                                 Tenant and its employees shall cooperate in all fire drills conducted by Landlord in the Building.

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APPENDIX C

TENANT IMPROVEMENT AGREEMENT

This Appendix is a “Tenant Improvement Agreement” to the foregoing document captioned Lease (referred to herein for convenience as the “Lease”) between CARR PARKWAY NORTH I, LLC, LLC, a Delaware limited liability company (“Landlord”), and UNITED STATIONERS SUPPLY CO., an Illinois corporation (“Tenant”) relating to portions of the first (1st), second (2nd), third (3rd), fourth (4th) and fifth (5th) floors (referred to herein for convenience as the “Premises”) in the building known as One Parkway North Center located at One Parkway North Boulevard, Deerfield, Illinois (the “Building”).

I.                                         Landlord’s Work and Tenant’s Work.

a.                                       Landlord’s Work.

Landlord shall at its sole cost and expense prior to October 1, 2005 demolish the ceiling grid, lighting and remaining walls (if any) located throughout the Premises, and otherwise satisfy the Base Building Conditions set forth in Appendix J, except for any such work in the spaces currently occupied as of the date of the Lease by Right Management Consultants, Inc. and Garcel, Inc. (Landlord agrees to perform such work in the latter two spaces promptly after Landlord has relocated both such tenants to the southerly portion of the Building or to another location outside of the Building in the Office Park and in any event, subject to any delays caused by Tenant, on or before one hundred twenty (120) days following execution of this Lease by Landlord and Tenant.

b.                                      Tenant’s Work.  Tenant desires to perform certain improvements to the Premises (the “Tenant’s Work,” as further described below).  Such Tenant’s Work shall be planned and performed strictly in accordance with the provisions of this Appendix C and applicable provisions of the Lease. Tenant shall take all commercially reasonable actions necessary to cause Tenant’s Planners (as hereinafter defined), to prepare the Approved Plans (as hereinafter defined), and to cause Tenant’s Contractors, to obtain permits or other approvals, diligently prosecute Tenant’s Work to completion, and obtain any inspections and occupancy certificates for Tenant’s occupancy of the Premises.  Any delays in the foregoing shall not serve to abate or extend the time for the commencement of Rent under the Lease.  Tenant shall notify Landlord upon completion of Tenant’s Work (and record any notice of completion contemplated by Law).

II.                                     Planning.  The term “Plans” herein shall refer to the “Space Plan” and “Construction Drawings” collectively (as such terms are further defined in Section IX below).  The term “Approved Plans” shall refer to the Plans as approved by Landlord in writing in accordance with this Section.

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Landlord shall deliver to Tenant, at no cost to Tenant, copies of all existing architectural and mechanical drawings in Landlord’s possession of the Premises and the Building.

a.                                       Tenant’s Space Planner and Architect.  Tenant shall engage, at Tenant’s sole cost, an interior office space planner (“Space Planner”), and a licensed architect (“Architect,” who may be the same as the Space Planner), each subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord hereby approves OWP&P as the Space Planner and OWP&P as the Architect.    The term “Tenant’s Planners” herein shall refer collectively or individually, as the context requires, to the Space Planner or Architect, as appropriate, engaged by Tenant, and approved or designated by Landlord in writing in accordance with this Appendix C.  Tenant has sole responsibility to provide all information concerning its space requirements to Tenant’s Planners, to cause Tenant’s Planners to prepare the Plans, and to obtain Landlord’s final approval thereof (including all revisions). Tenant and Tenant’s Planners may review such existing drawings as Landlord may provide relating to the Premises or Building, but shall not rely thereon (and shall perform independent verifications of all field conditions, dimensions and other such matters), and Landlord shall have no liability for any errors, omissions or other deficiencies therein.  Landlord shall, nonetheless, cooperate in good faith with Tenant’s Planners, including timely providing information regarding the Building and its systems to Tenant’s Planners, so as to facilitate preparation of the Space Plan and Construction Drawings.

b.                                      Space Plan.

i.                                          Tenant shall promptly hereafter cause the Space Planner to initially consult with Landlord to determine the location of all demising walls, and to thereafter submit three (3) sets of a “Space Plan” (as defined in Section VIII below) to Landlord for approval.

ii.                                       Landlord shall, within ten (10) Business Days after receipt thereof, either approve such Space Plan, or disapprove such Space Plan advising Tenant of the reasons for such disapproval (which reasons shall be specified on the Space Plan).  In the event Landlord disapproves such Space Plan, Tenant shall modify such Space Plan, taking into account the reasons given by Landlord for such disapproval, and shall submit three (3) sets of the revised Space Plan to Landlord within ten (10) Business Days after receipt of Landlord’s initial disapproval.  Failure by Landlord to approve or disapprove the Space Plan within the time limits prescribed herein shall constitute an approval by Landlord.  Landlord shall not unreasonably withhold or condition its approval.

iii.                                    The parties shall continue such process in the same time frames and in the same manner until Landlord grants approval.

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c.                                       Construction Drawings.

i.                                          No later than sixty (60) Business Days after receipt of Landlord’s approval of the Space Plan, Tenant shall cause the Architect to submit to Landlord for approval three (3) sets of mylar sepia “Construction Drawings” (as defined in Section VIII), except that Tenant shall cause Environmental Systems Design, Inc. (“ESD”) (the “Engineer”) to submit to Landlord three sets of that portion of the Construction Drawings containing the mechanical/electrical/plumbing plans with respect to Tenant’s Work (Tenant acknowledges that Landlord will engage McGuire Engineering to review such mechanical/electrical/plumbing plans and Tenant agrees to promptly reimburse Landlord for all actual costs incurred by Landlord in connection therewith, provided that Landlord agrees to insure that all costs charged by McGuire Engineering will be commercially competitive).

ii.                                       Landlord shall, within ten (10) Business Days after receipt thereof, either approve the Construction Drawings or disapprove the same advising Tenant of the reasons for disapproval (which reasons shall be specified in writing).  If Landlord disapproves of the Construction Drawings, Tenant shall modify and submit three (3) sets of revised mylar sepia Construction Drawings taking into account the reasons given by Landlord for disapproval, within ten (10) Business Days after receipt of Landlord’s initial disapproval.  Failure by Landlord to approve or disapprove the Construction Drawings within the time limits prescribed herein shall constitute an approval by Landlord.  Landlord shall not unreasonably withhold or condition its approval.

iii.                                    The parties shall continue such process in the same time frames and in the same manner until Landlord grants approval.

d.                                      Landlord’s Approval.  Landlord shall not disapprove of any Space Plans or Construction Drawings submitted hereunder, if they provide for a customary office layout, with finishes and materials generally conforming to building standard finishes and materials currently being used by Landlord at the Building, are compatible with the Building’s shell and core construction, and if no material and adverse modifications will be required for the Building electrical, heating, air-conditioning, ventilation, plumbing, fire protection, life safety, or other systems or equipment, and will not require any material and adverse structural modifications to the Building, whether required by heavy loads or otherwise, and will not create any dangerous conditions, violate any codes or other governmental requirements, interfere with any other occupant’s use of its premises, or increase the cost of operating the Building (unless Tenant agrees to pay the cost of the increase).  Construction Drawings approved by Landlord in writing (including approved revisions) are referred to herein as the “Approved Plans.”  The signature of an authorized officer or employee shall be deemed presumptive evidence of the approval indicated by such signature.

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e.                                       Governmental Approval of Plans; Building Permits.  Tenant shall cause Tenant’s Contractors (as defined in Section III.a) to apply for any building permits, inspections and occupancy certificates required for or in connection with Tenant’s Work.  If the Plans must be revised in order to obtain such building permits, Tenant shall promptly notify Landlord, promptly arrange for the Plans to be revised to satisfy the building permit requirements, and shall submit the revised Plans to Landlord for approval as a Change Order under Section II.f.  Landlord shall have no obligation to apply for any zoning, parking or sign code amendments, approvals, permits or variances, or any other governmental approval, permit or action (and Tenant shall pay all third party costs incurred by Landlord in connection with any such approval process); provided, however, Landlord shall cooperate with Tenant in such process.  If any such other matters are required, Tenant shall promptly seek to satisfy such requirements (if Landlord first approves in writing, which approval shall not be unreasonably withheld, conditioned or delayed), or shall revise the Plans to eliminate such requirements and submit such revised Plans to Landlord for approval in the manner described above.  Delays in Substantially Completing Tenant’s Work by the Commencement Date as a result of requirements for building permits or other governmental approvals, permits or actions shall not affect such Commencement Date and commencement of Rent.

f.                                         Changes After Plans Are Approved.  If Tenant shall desire, or any governmental body shall require, any changes, alterations, or additions to the Approved Plans, Tenant shall submit a detailed written request or revised Plans (the “Change Order”) to Landlord for approval. If reasonable and practicable and generally consistent with the Plans theretofore approved, Landlord shall not unreasonably withhold, condition or delay approval, and in any event Landlord shall not withhold approval to any changes to the Approved Plan required by any governmental body.  The provisions of Section IIb shall govern and control such approval.  All costs in connection therewith, including, without limitation, construction costs, permit fees, and any additional plans, drawings and engineering reports or other studies or tests, or revisions of such existing items, shall be included in the Cost of Tenant’s Work under Section IV.  No delays resulting from any Change Orders or requests therefor shall delay any Commencement Date or commencement of Rent.  Landlord shall cooperate fully with Tenant, Tenant’s Architect and construction consultants in providing any information deemed necessary by Tenant for the planning, pricing and completion of Tenant’s Work.  Tenant shall pay Landlord all out-of-pocket costs and expenses incurred by Landlord in connection with Landlord’s review or approval of the Plans, but Tenant shall not be required to pay to Landlord any fee for any supervision, review or coordination with respect to Tenant’s Work.

III.                                 Contractors, Bids and Contracts.

a.                                       Contractors.  Tenant shall engage to perform Tenant’s Work, contractors, subcontractors and suppliers (“Tenant’s Contractors”) which are licensed, bonded, reputable and qualified parties capable of performing quality workmanship who have good labor relations and will be able to work in harmony with each other and Landlord and other occupants of the Building

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so as to ensure proper maintenance of good labor relationships, and in compliance with all applicable labor agreements existing between trade unions and the relevant chapter of the Association of General Contractors of America.  Tenant shall engage contractors and subcontractors only with Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Such approval shall be granted, granted subject to specified conditions, or denied within five (5) Business Days after Landlord receives from Tenant a written request for such approval, containing a reasonable description of the proposed party’s background, finances, references, qualifications, and other such information as Landlord may reasonably request.  Tenant further agrees that it shall engage the locksmith company currently serving the Building in connection with the installation of all locks serving the Premises, provided such services are at competitive rates.

b.                                      Contracts and Guaranties.  Landlord and Tenant acknowledge and agree that, commencing on the day following completion by Landlord of Landlord’s Work therein, Tenant shall have the right to use and occupy the Premises (and other areas which Tenant has the right to use hereunder) for purposes of planning and performing Tenant’s Work, notwithstanding the fact that the Commencement Date with respect thereto has not yet occurred.  Any such use and occupancy of any portion of the Premises by Tenant (and/or any access or entry to any portion of the Premises by Tenant) prior to the Commencement Date shall be subject to each and all of the terms and provisions of the Lease, except that Tenant shall have no obligation to pay any Rent or other amounts with respect to any such use or occupancy prior to the Commencement Date.

During the planning and performance of Tenant’s Work by Tenant and its Contractors, Tenant and Landlord shall coordinate and cooperate with each other in order to allow Landlord to promptly and diligently complete Landlord’s Work, and Landlord shall take reasonable efforts which are necessary in order to complete Landlord’s Work without causing delay in or additional expenses to be incurred by Tenant in the performance of Tenant’s Work.  Landlord shall provide all services described in the Lease (including Section 4 thereof), subject to all applicable Building Rules, necessary for the planning and performance of Tenant’s Work, including:

(i)                                     Electrical power sufficient for the performance of Tenant’s Work;

(ii)                                  Tempered HVAC service sufficient for comfortable performance of Tenant’s Work;

(iii)                               Freight and passenger elevator service to and from the Premises and the other portions of the Building which Tenant has the right to use and occupy under the Lease;

(iv)                              Use of all the loading docks of the Building;

(v)                                 Water service to the Premises sufficient to perform Tenant’s Work; and

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(vi)                              Life safety and emergency services as provided in the Lease.

All of the foregoing services shall be provided by Landlord to Tenant at no cost to Tenant.

IV.                                Cost of Tenant’s Work and Allowance.

a.                                       Cost of Tenant’s Work.   Except for the Allowance (as hereinafter defined) to be provided by Landlord hereunder, Tenant shall pay all costs (the “Costs of Tenant’s Work”) associated with Tenant’s Work whatsoever, including without limitation, all costs for or related to: (1) the so-called “hard costs” of Tenant’s Work, including, without limitation, costs of labor, hardware, equipment and materials, contractors’ charges for overhead and fees, and so-called “general conditions” (including rubbish removal, utilities, freight elevators, hoisting, field supervision, building permits, occupancy certificates, inspection fees, utility connections, bonds, insurance, sales taxes, telephone and computer equipment, cabling and installation and the like), (2) the so-called “soft costs” including, without limitation, consulting, project management consulting, architectural and engineering fees, Plans and all revisions thereto, and engineering or consultants reports, or other studies, reports or tests, air balancing or related work in connection therewith and moving costs, and (3) furniture, fixtures and equipment (“FF&E”).  “Tenant’s Work” herein means: (i) the improvements and items of work shown on the final Approved Plans (including changes thereto), and (ii) other than Landlord’s Work, any preparation or other work required in connection therewith, including without limitation, structural or mechanical work, additional HVAC equipment or sprinkler heads, or modifications to any building mechanical, electrical, plumbing or other systems and equipment or relocation of any existing sprinkler heads, either within or outside the Premises required as a result of the layout, design, or construction of Tenant’s Work or in order to extend any mechanical distribution, fire protection or other systems from existing points of distribution or connection, or in order to obtain building permits for the work to be performed within the Premises.

b.                                      Allowances.  Landlord shall provide a construction allowance (“Construction Allowance”) of $35.00 per square foot of rentable area of the Premises towards the Cost of Tenant’s Work.  In addition to the Construction Allowance to be used for the purposes described above, Landlord has heretofore provided an architectural allowance (“Drawings Allowance”) of $0.10 per square foot of rentable area of the Premises towards the costs of the Space Plans and Construction Drawings up to a maximum of $19,000.00, and Landlord will provide an additional allowance (the “Moving Allowance”) of $1.00 per square foot of rentable area of the Premises to reimburse Tenant for expenses incurred by Tenant and directly related to Tenant’s initial move into the Premises The Construction Allowance, the Drawings Allowance, and the Moving Allowance constitute the total allowance (“Allowance”).  The Allowance shall not be used for any other purpose, such as, but not limited to, furniture, trade fixtures, or personal property, except as expressly set forth above.

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c.                                       Additional Tenant Improvement Advance.  In connection with the costs incurred by Tenant for Tenant’s Work to be performed pursuant to this Tenant Improvement Agreement, Landlord hereby further agrees to advance to Tenant upon request of Tenant to Landlord no later than July 1, 2006 an additional allowance of $10.00 per square foot of rentable area of the Premises (the “Additional Tenant Improvement Advance”), subject to the following:

(i)                                           Tenant shall repay to Landlord the Additional Tenant Improvement Advance in full in one hundred twenty-four (124) equal monthly installments commencing on July 1, 2006.

(ii)                                        The Additional Tenant Improvement Advance shall bear interest at the rate of eight percent (8%) per annum, and such interest shall be payable by Tenant to Landlord together with the payments required in the preceding subparagraph (i).

Landlord and Tenant agree that, upon determination of the actual amount of the Additional Tenant Improvement Advance, Landlord and Tenant shall execute and deliver a written confirmation of such amount and the monthly installments thereof.  Tenant shall have the right at any time during the Term to prepay the Additional Tenant Improvement Advance in whole.  Upon Landlord’s receipt of such payment, Tenant’s obligation to pay the Additional Tenant Improvement Advance shall be satisfied.

d.                                      Tenant’s Costs.  Any portion of the Costs of Tenant’s Work exceeding the Allowance and the Additional Tenant Improvement Advance is referred to herein as “Tenant’s Costs.”  Tenant shall pay all of Tenant’s Costs promptly after Landlord has advanced to or on behalf of Tenant all of the Allowance and the Additional Tenant Improvement Advance.  Tenant’s obligations under the Lease to keep the Premises and Building free of liens shall apply to any liens arising from any failure to pay Tenant’s Costs hereunder.

e.                                       Funding and Disbursement.  The General Contractor under the Construction Contract shall be required to provide to Landlord and Tenant, no more frequently than once per calendar month with an invoice prepared by the General Contractor on an AIA payment request form [G702] (“Invoice”) setting forth the Cost of Tenant’s Work payable since the last such Invoice, which Invoice shall be accompanied by (a) copies of all invoices from contractor and subcontractors setting forth all amounts comprising the Cost of Tenant’s Work for which payment is being requested in the Invoice, (b) receipts from such contractor and subcontractors acknowledging payment of the Cost of Tenant’s Work set forth in prior Invoices, and (c) original lien releases and waivers, in both Landlord’s and Tenant’s favor, from the General Contractor and all subcontractor’s and materialmen (such releases and waivers shall be conditional with respect to the Cost of Tenant’s Work set forth in the Invoice which they are accompanying and unconditional with respect to the Cost of Tenant’s Work set forth on prior Invoices and subcontractor waivers may be delivered thirty (30) days in arrears).  Landlord shall pay the requested Cost of Tenant’s Work to the General Contractor, within thirty (30) days after receipt of the Invoice.  To the extent

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Landlord has fully paid to or on behalf of Tenant the Allowance and any Additional Tenant Improvement Advance, Tenant shall promptly pay to Landlord (or, at Tenant’s election, directly to the General Contractor) the funds required to pay such monthly payment request, in order that Landlord may thereafter pay to the General Contractor the amounts set forth in such payment request.  Landlord shall pay Tenant the Allowance and the Additional Tenant Improvement Advance within thirty (30) days of Tenant’s written request.

V.                                    Performance of Tenant’s Work.

a.                                       Conditions to Performing Work.  Before commencement of Tenant’s Work, Tenant shall:

i.                                          Obtain Landlord’s written approval of Tenant’s Planners and the Plans, as described in Section II.

ii.                                       Obtain, provide copies and post all necessary governmental approvals and permits as described in Section II.e.

iii.                                    Obtain Landlord’s written approval of Tenant’s Contractors as described in Section III.

iv.                                   Provide evidence of insurance to Landlord as described in Section VI.

b.                                      Compliance and Standards.  Tenant shall cause Tenant’s Work to comply in all respects with the following: (a) the Approved Plans, (b) the Project Code of the City and State in which the Building is located and Laws, as each may apply according to the rulings of the controlling public official, agent or other such person, (c) applicable standards of the National Board of Fire Underwriters (or successor organization) and National Electrical Code, (d) applicable manufacturer’s specifications, and (e) any work rules and regulations as Landlord or its agent may have adopted for the Building attached to this Lease as Appendix I; provided such rules and regulations are reasonable and applied uniformly to all tenants, and the Rules attached as Appendix B to this Lease.  Tenant shall use only new, first-class materials in Tenant’s Work, except where explicitly shown in the Approved Plans. Tenant’s Work shall be performed in a thoroughly safe, first-class and workmanlike manner, and shall be in good and usable condition at the date of completion.

c.                                       Labor Harmony.  Tenant shall conduct its labor relations and relations with employees so as to avoid strikes, picketing, and boycotts of, on or about the Premises or Building.  If any employees strike, or if picket lines or boycotts or other visible activities reasonably objectionable to Landlord are established, conducted or carried out against Tenant, its employees, agents, contractors, subcontractors or suppliers, in or about the Premises or Building, Tenant shall immediately notify Landlord, and after consultation with Landlord and upon Landlord’s request,

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immediately close the Premises and remove or cause to be removed all such employees, agents, contractors, subcontractors, and suppliers until such dispute has been settled.

d.                                      Building Operations, Dirt, Debris and Noise.  Tenant and Tenant’s Contractors shall make all reasonable efforts and take all steps reasonably appropriate to assure that all construction activities do not interfere with the operation of the Building or with other occupants of the Building. Tenant’s Work shall be coordinated under Landlord’s direction with the work being done or to be performed, and other activities, for or by other occupants in the Building so that Tenant’s Work will not interfere with or delay the completion of any other construction work or other activity in the Building.   Construction equipment and materials are to be kept within the Premises, and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord shall reasonably direct so as not to burden the construction or operation of the Building. Tenant’s Contractors shall comply with any work rules for the Building as specified in Section Vb and Landlord’s reasonable requirements respecting the hours of availability of elevators and manner of handling materials, equipment and debris.  Any demolition must be performed by Tenant before 6:00 a.m., after 6:00 p.m. or on weekends.  Construction outside of such hours which creates excessive noise or offensive odors may be rescheduled by Landlord at Landlord’s reasonable discretion.  Tenant’s Work and all cleaning in the Premises must be controlled to prevent dirt, dust or other matter from infiltrating into adjacent occupant, common or mechanical areas.  Tenant and Tenant’s Contractors shall take all precautionary steps to minimize dust, dirt, odors, noise and construction traffic, and to protect their facilities and the facilities of others affected by Tenant’s Work and to properly police the same.

e.                                       Removal of Debris.  The contractors and subcontractors shall be required to remove from the Premises and dispose of, at least once a week and more frequently as Landlord may reasonably direct, all debris and rubbish caused by or resulting from Tenant’s Work and shall not place debris in the Building’s waste containers.  Upon completion of Tenant’s Work, Tenant’s Contractors shall remove all surplus materials, debris and rubbish of whatever kind remaining within the Building which has been brought in or created by the Contractors in the performance of Tenant’s Work.  If any Contractor shall neglect, refuse or fail to remove any such debris, rubbish, surplus material or temporary structures within 48 hours after notice to Tenant from Landlord with respect thereto, Landlord may cause the same to be removed by contract or otherwise as Landlord may determine expedient, and charge the cost thereof to Tenant as Additional Rent under the Lease.

f.                                         Support Services.  Tenant prior to the commencement of Tenant’s Work shall apply for all utility meters and utility accounts for all utilities as required under the Lease and shall be responsible for the cost of all such utilities.  Tenant shall pay Landlord’s actual cost for all support services or work provided by Landlord’s contractors at Tenant’s request or at Landlord’s discretion resulting from a default by Tenant hereunder.

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g.                                      Landlord Rights.  Tenant shall permit access to the Premises, and inspection of Tenant’s Work, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all times during the period in which Tenant’s Work is being planned, constructed and installed and following completion of Tenant’s Work.  Landlord shall have the right, but not the obligation, to (i) require Tenant or any of Tenant’s Contractors who violate the requirements imposed on Tenant or Tenant’s Contractors in performing Tenant’s Work to cease Tenant’s Work until the violation is stopped and (ii) upon written notice to Tenant and expiration of a ten (10) day cure period to perform, on behalf of and for the account of Tenant, subject to reimbursement by Tenant for Landlord’s actual costs, any work required to cure or complete any of Tenant’s Work which has violated this Appendix.  No such action by Landlord shall delay the respective Commencement Date or the obligation to pay Rent or any other obligations therein set forth.

h.                                      General Requirements.  Tenant shall use reasonable efforts to impose on and enforce all applicable terms of this Appendix against Tenant’s Planners and Tenant’s Contractors.  Tenant shall provide Landlord with “as built” drawings no later than thirty (30) days after completion of Tenant’s Work.

VI.                                Insurance.  In addition to any insurance which may be required under the Lease, Tenant shall secure, pay for and maintain or cause Tenant’s Contractors to secure, pay for and maintain during the continuance of construction and fixturing work within the Building or Premises, insurance in the following minimum coverages and the following minimum limits of liability:

a.                                       Worker’s compensation and employer’s liability insurance with limits of not less than $500,000.00, or such higher amounts as may be required from time to time by any employee benefit acts or other statutes applicable where the work is to be performed, and, in any event sufficient to protect Tenant’s Contractors from liability under the aforementioned acts.

b.                                      Commercial General Liability Insurance (including Contractors’ Protective Liability) in an amount not less than $1,000,000.00 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof, with a minimum aggregate limit of $2,000,000.00, and with umbrella coverage with limits not less than $6,000,000.00.  Such insurance shall contain an endorsement covering Tenant’s and Tenant’s Contractors’ indemnity obligations under the contracts and the Lease.  Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant’s Contractors or by anyone directly or indirectly employed by any of them.

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c.                                       Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $500,000.00 for each person in one accident, and $1,000,000.00 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $1,000,000.00 for each accident.  Such insurance shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them.

d.                                      Special Form Builder’s Risk and Casualty Liability insurance upon the entire Work to the full replacement value thereof.  If portions of Tenant’s Work stored off the site of the Building or in transit to said site are not covered under said Builder’s Risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of Tenant’s Work.

e.                                       All policies (except the worker’s compensation policy) shall be endorsed to include as additional insured parties, Landlord, the property management company for the Building, the parties listed on, or required by, the Lease, and such additional persons as Landlord may reasonably designate.  The waiver of subrogation provisions contained in the Lease shall apply to all property insurance policies (except the workmen’s compensation policy) to be obtained by Tenant pursuant to this paragraph.  The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days’ prior written notice of any reduction, cancellation or non-renewal of coverage (except that ten (10) days’ notice shall be sufficient in the case of cancellation for non-payment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties.  Certificates for all such insurance shall be delivered to Landlord before the construction is commenced or contractor’s equipment is moved onto the Building.  In the event that during the course of the Tenant’s Work any damage shall occur to the construction and improvements being made by Tenant, then Tenant shall repair the same at Tenant’s cost, unless such is caused by Landlord’s or its agents’ contractors’ or employees’ negligence or willful misconduct.

VII.                            HVAC Balancing.  Notwithstanding anything contained herein to the contrary, in connection with or following Tenant’s Work, Landlord may cause a contractor to perform air balancing tests on the Premises and adjust the HVAC system as a result thereof. Landlord shall not be responsible for any disturbance or deficiency created in the air conditioning or other mechanical, electrical or structural facilities within the Building or Premises as a result of Tenant’s Work.  If such disturbances or deficiencies result, and Landlord does not elect to correct the same for Tenant, Tenant shall correct the same and restore the services to Landlord’s reasonable satisfaction, within a reasonable time.  The costs of such HVAC tests and work may be charged against the Allowance, and if the Allowance shall be insufficient, Tenant shall pay Landlord for such costs as additional Rent within five (5) days after billed.

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VIII.                        Certain Definitions.

a.                                       Space Plan.  “Space Plan” herein means a floor plan, drawn to scale, showing (i) demising walls, interior walls and other partitions, including type of wall or partition and height, (ii) doors and other openings in such walls or partitions, including type of door and hardware, (iii) any floor or ceiling openings, and any variations to building standard floor or ceiling heights, (iv) electrical outlets, and any restrooms, kitchens, computer rooms, file cabinets, file rooms and other special purpose rooms, and any sinks or other plumbing facilities, or other special electrical, HVAC, plumbing or other facilities or equipment, including all special loading, (v) communications system, including location and dimensions of equipment rooms, and telephone and computer outlet locations, (vi) special cabinet work or other millwork items, (vii) any space planning considerations under the Disabilities Acts, (viii) finish selections (i.e. color selection of painted areas, and selection of floor and any special wall coverings from Landlord’s available building standard selections (which selections Tenant may defer and include with the Construction Drawings), and (ix) any other details or features reasonably requested by Architect, Engineer or Landlord in order for the Space Plan to serve as a basis for preparing the Construction Drawings.

b.                                      Construction Drawings.  “Construction Drawings” herein means fully dimensioned architectural construction drawings and specifications, and any required engineering drawings (including mechanical, electrical, plumbing, structural, air-conditioning, ventilation and heating), and shall include any applicable items described above for the Space Plan, and to the extent applicable: (i) electrical outlet locations, circuits and anticipated usage therefor, (ii) reflected ceiling plan, including lighting, switching, and any special ceiling specifications, (iii) duct locations for heating, ventilating and air-conditioning equipment, (iv) details of all millwork, (v) dimensions of all equipment and cabinets to be built in, (vi) furniture plan showing details of space occupancy, (vii) keying schedule, (viii) lighting arrangement, (ix) location of print machines, equipment in lunch rooms, concentrated file and library loadings and any other equipment or systems (with brand names wherever possible) which require special consideration relative to air-conditioning, ventilation, electrical, plumbing, structural, fire protection, life-fire-safety system, or mechanical systems, (x) special heating, ventilating and air conditioning equipment and requirements, (xi) weight and location of heavy equipment, and anticipated loads for special usage rooms, (xii) demolition plan, (xiii) partition construction plan, (xiv) all requirements under the Disabilities Acts and other Governmental Requirements, and (xv) final finish selections, and any other details or features reasonably requested by Architect, Engineer or Landlord in order for the Construction Drawings to serve as a basis for contracting Tenant’s Work.

IX.                                Miscellaneous.

a.                                       Application.  This Appendix shall not apply to any additional space added to the Premises at any time (except the space to be added pursuant to Section 1.B. of the Lease), whether by any options or rights under the Lease or otherwise, or to any portion of the Premises in the event of a renewal or extension of the Term of the Lease, whether by any options or rights under the

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Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

b.                                      Lease Provisions and Modification.  This Appendix is intended to supplement and be subject to the provisions of the Lease, including, without limitation, those provisions requiring that any modification or amendment be in writing and signed by authorized representatives of both parties.

c.                                       Limitation of Landlord’s Liability.  The parties acknowledge that neither Landlord nor its managing agent is an architect or engineer, and that Tenant’s Work will be designed and performed by independent architects, engineers and contractors.  Landlord and its managing agent shall have no responsibility for construction means, methods or techniques or safety precautions in connection with Tenant’s Work, and do not guarantee that the Plans or Work will be free from errors, omissions or defects, and shall have no liability therefor.  Landlord’s approval of Tenant’s Plans and contracts, and Landlord’s designations, lists, recommendations or approvals concerning Tenant’s Planners and Contractors shall not be deemed a warranty as to the quality or adequacy thereof or of the Plans or Tenant’s Work, or the design thereof, or of its compliance with laws, codes and other legal requirements.

d.                                      No Third-Party Beneficiaries.  The Lease and this Appendix are not intended to create any third-party beneficiaries.  Without limiting the generality of the foregoing, no Tenant Contractors or Tenant Planners shall have any legal or beneficial interest in the Allowance.

e.                                       Terms.  Terms used in this Appendix C shall have the meanings assigned to them in the Lease.  The terms of this Appendix C are subject to the terms of the Lease.

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APPENDIX D

HVAC SPECIFICATIONS

Heating, Ventilation and Air Conditioning

(a)          The heating, ventilation and air conditioning system for the Building originates with two (2) 450 ton York centrifugal chillers.  One two (2) cell, 950 ton Baltimore Air Coil cooling tower is located on grade south east of the building with mature landscape screening.

(b)         Office space is served by 15 (3 per floor) constant volume air handling units, with capacities ranging from 16,500 CFM to 22,000 CFM.  Interior HVAC zones are supplied by either VAV or VAV fan power boxes, with re-heat coils.  Perimeter HVAC is supplied by fan power boxes with Reheat coils.  Floor 1 includes baseboard heat. The Atrium is served by two (2) separate 25,000 CFM supply fans with re-heat coils.

(c)          The heating and cooling system of the Building will meet the following criteria:

The heating and air conditioning system shall be capable of maintaining, during the cooling season, inside space conditions of 75 degrees F (+2 degrees) dry bulb when outside conditions are 94 degrees F dry bulb and 75 degrees F (mean coincident wet bulb) and during the heating season, maintain not less than 72 degrees F (-2 degrees) with outdoor temperatures ranging down to -10 degrees F.

APPENDIX E

JANITORIAL SPECIFICATIONS

Landlord shall furnish janitorial services as described below:

DAILY

Sweep, dry mop (using treated mops), or vacuum all floor areas (moving light furniture) of resilient wood or carper, remove matter such as gum and tar which has adhered to the floor.

Empty and damp wipe all ashtrays and wastebaskets and remove all trash.

Dust all horizontal surfaces with treated dust cloth, including furniture, files, equipment, blinds, and louvers that can be reached without a ladder.

Damp wipe all telephones, including dials and crevices.

Spot wash to remove smudges, marks and fingerprints from such areas as walls, equipment, doors, partitions and light switches within reach.

Wash and disinfect water fountains and water coolers.

Damp mop all non-resilient floors such as concrete, terrazzo and ceramic tile.

Empty all waste containers.

Dust and rub down elevator doors, walls and metal work in elevator cabs.

TOILET ROOMS

Clean mirrors, soap dispensers, shelves, wash basins, exposed plumbing, dispenser and disposal container exteriors using detergent disinfectant and water.  Damp wipe all ledges, toilet stalls and doors, spot clean light switchers, doors and walls.

Clean toilets and urinals with detergent disinfectant, beginning with seats and working down.  Pour one ounce of bowl cleaner into urinal after cleaning and do not flush.

Furnish and refill all soap, toilet, sanitary napkin and towel dispensers.

Clean all baseboards.

Damp mop floors using detergent disinfectant.

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WEEKLY

Wash all directory board, display, entry door and side light glass, as necessary.

Spot clean carpet stains.

Spot wash interior partition glass and door glass to remove all smudge marks and finger marks from doors, partitions, woodwork, window ledges and window mullions.

MONTHLY

Sweep stairwells and landings.

Wash all uncarpeted areas.

High dust all horizontal and vertical surfaces not reached in nightly cleaning, such as pipes, light fixtures, door frames, picture frames and other wall hangings.

QUARTERLY

Vacuum all ceilings and wall air supply and exhaust diffusers or grills.

Wash all stairwell landings and treads.

Clean exterior windows of the building, weather permitting.

Scrub, wax and buff all tile areas.

APPENDIX F

LEASEHOLD TITLE INSURANCE COMMITMENT

APPENDIX G

PRIOR TENANT RIGHTS

The Medstat Group, Inc.

Extension Option – One (1) five (5) year renewal option.  Subordinate to the requirements of a tenant leasing 50,000 or more rentable square feet.

Friedman Corporation

Extension Option – One (1) five (5) year renewal option.

Right Management Consultants, Inc.

Extension Option – One (1) five (5) year renewal option.

APPENDIX H

BUILDING CONSTRUCTION RULES

CONSTRUCTION RULES & REGULATIONS

PARKWAY NORTH CENTER

Your full cooperation is required in adhering to the following procedures while performing construction work at Parkway North Center.  Our goal is to minimize inconvenience to our customers and visitors while construction is in progress.  Please note that it is understood and agreed that each violation of the rules and regulations outlined below will result in a $100.00 fine.  Repeated and flagrant violations will result in a subcontractor being prohibited from working in the building.  It is understood and agreed to that CarrAmerica reserves the right to stop the work for repeated violations of the Construction Rules & Regulations.  These rules are subject to change at CarrAmerica’s discretion.  If you have any questions please contact the Management Office at (847) 597-2350.

Thank you,

CarrAmerica

1.               The general contractor shall meet with the Property Manager and the Chief Engineer to review the construction schedule, building access, special requirements and these Construction Rules & Regulations.  All drawings should be approved by the Village of Deerfield and submitted to CarrAmerica for review five (5) days prior to this meeting.  Demolition and/or Building permits should be posted; a copy of these permits should also be submitted to the Management Office.

2.               Construction workers shall park their vehicles in the parking lot; a specific location for parking will be determined at the first construction meeting.

3.               The construction contractor and all subcontractors must sign in and out every day in the contractor’s log. A single point of contact shall be designated for the accountability of all workers under contractor’s control.

4.               Subcontractors will not secure any fire protection system or construct any fire protection system without prior approval of the Property Manager.  Building Engineers will instruct the contractor on the procedures for shutting off sprinkler water in the event of an accidental discharge; subcontractors are only authorized to do so in the event of such emergency.  The Property Manager and Chief Engineer shall be notified immediately in the event of such an occurrence.  When valves are closed, a closed valve tag must be filed with Factory Mutual and fire extinguishers must be provided by the contractor.

5.               Prior to any “HOT WORK” a hot work permit shall be on file with property management. No hot work will be permitted while Fire protection system is out of service,  without proper fire watch and extinguishers on site.

6.               Twenty-four hour notice must be given to the Property Manager for any fire or life safety testing or taking the system off- line.  Contractor shall immediately notify the Property Manager when testing is complete or the system is ready to be placed on line.  At no time will the fire / life safety system be off-line overnight.

7.               Arrangements for shutting down of service to make tie-ins to the building system must be made with the Chief Engineer through the Management Office.  During electrical and/or plumbing work all national and local codes must be followed.  All building Lockout / Tag out procedures must be followed. When contractor is to do any type of work that involves the isolation of any energy source (i.e. electric, pneumatic, hydraulic, etc..) . The contractor must provide owner with Lockout/ Tag out procedures and any training records upon request. Contractor will be required to assign an Authorized employee to sign off on a “General Lockout Procedure” sheet provided for by the Chief Engineer. Doors to all equipment rooms must be kept locked when not in use.  All temporary devices must be installed safely and must be removed when no longer required.  Any questions regarding safety should be immediately directed to the Chief Engineer.

8.               Any work to be conducted on rooftops with RF antennas Contractor shall read CarrAmerica’s RF Safety

Awareness Program and sign Contractors Agreement Letter

9.               Mechanical and electrical connections that have to be performed in another tenant’s space must be scheduled 48 hours in advance with the Management Office; this request is subject to the other tenant’s approval.  In most cases, this type of work will require scheduling outside of normal building operating hours.

10.         No stereos are allowed on the construction site or in the building.

11.         No smoking is permitted on the construction site or inside the building.  Smoking areas can be found on the loading docks of each building.

12.         The Chief Engineer will furnish keys to the electrical and mechanical rooms upon request.  These keys must be signed in and out each day.  They will be issued at the Management Office (located on the first floor of Three Parkway North).  Each person holding an after hours access card key will be required to sign for their key.

13.         All contractors with gang boxes, toolboxes, packages; etc. must enter and exit the building through the loading dock.  Packages are subject to inspection.

14.         The buildings are open from 7:00 a.m. to 6:00 p.m. Monday through Friday, and 8:00 a.m. to 1:00 p.m. on Saturday.  Any work that results in excessive noise, odors or dust or involves other tenant premises must be completed when the buildings are closed.  All such after hours work must be coordinated through the Management Office with no less than 48 hours notice.  A Building Engineer will be required to be present for any work outside the Premises and for any work requiring a Building system shutdown, and the cost for the Building Engineer will be charged back to the general contractor.

15.         Subcontractors shall not secure, enable, test, start or open any life safety, mechanical, electrical, domestic water, condenser water, chilled water or hot water systems without prior approval of the Property Manager or Chief Engineer.  All devices installed must have the prior approval of Building Engineering.

16.         The general contractor must provide Material Safety Data Sheets to the Property                            Manager for every substance being used on the construction site prior to the start of construction.  These sheets must also be maintained at the job site by the general contractor.

17.         Any changes to the original work schedule or scope of work must be brought to the attention of the Property Manager and Chief Engineer immediately.

18.         The building has no stock of materials available.

19.         Contractor must post emergency phone numbers and must have on hand a first aid kit, fire extinguishers, and proper personal protective equipment.

20.         All construction areas must be isolated from common areas of the building at all times.

21.         All penetrations must be filtered prior to beginning work; they must be constantly monitored and changed throughout the job.  Contractor is responsible for any necessary changes and for removing filter media at the end of the job.

Demolition

1.               Demolition debris cannot be removed through the main entrances to the buildings.  If this is not feasible, permission to use the main entrances must be obtained from the Management Office.

2.               Proper precautions should be taken prior to demolition to insure that no smoke detectors will be set off; the Chief Engineer should be involved in this part of the pre-construction process.

3.               During demolition, and when necessary, contractor shall use plastic or other similar protective coverings to keep dirt and dust contained inside the areas being demolished.  All portions of the buildings on the travel route for debris removal shall also be protected, including floors, walls, doors and doorframes.

4.               When removing materials in and out of elevator cabs the doors frames, walls, floors, ceilings and thresholds must be adequately protected with pads, plywood, masonite, cardboard or other appropriate materials.  No materials will be allowed in an elevator cab without the car being protected.  It is the subcontractor’s responsibility to request this padding from the building engineers.

5.               All common areas of the building, including doors, door frames, walls, floors, ceilings, plants and artwork shall be covered with the proper protective materials during the demolition and construction.

6.               Any fire extinguishers found on site must be kept in the space; no building fire extinguishers should be removed from the mounting brackets.

7.               All unused telephone lines, data lines, electrical wiring and/or plumbing shall be removed back to the source of origin.

8.               Waste areas shall remain clean at all times; building dumpsters are not to be used for waste removal associated with construction.  If additional assistance regarding waste removal is necessary, it is to be provided at the cost of the contractor.

Material Stocking

1.               Materials may be transported between floors by use of the stairwells or by use of the designated freight elevator.  The Management Office shall be notified in advance of such material stocking and the elevator wall protective pads will be installed by the building engineers before material is to be transported.  The general contractor is further responsible for the protection of doorframes, floors, ceilings and thresholds.  If materials are transported by use of stairwells all appropriate wall and floor surfaces, railings, doors and doorframes shall be protected.

2.               Trucks may park in the loading dock only long enough to unload materials.  All other trucks are to park in the parking lot.

3.               Delivery of construction materials to the job site shall be made only through the loading docks.

4.               Deliveries of sheet rock or other bulk freight must be made while the building is closed, and only through the loading docks, freight elevator and stairwells.

5.               Contractor shall supply additional stock of specialty items for future repair work (i.e. fixtures, lamps, tiles, etc.).

Construction

1.               General courtesy shall be extended to CarrAmerica’s tenants and their visitors.  If the construction causes disruption to other tenants, the work must cease immediately and be rescheduled for such times as would not be objectionable.  This will require working while the building is closed.  Floor coring and excessive pounding or drilling must cease by the start of normal business hours (7:00 a.m.) and cannot continue until after the building is closed (6:00 p.m.)

2.               Protective coverings shall be used to cover the improvements and tenant’s personal property as necessary.  Drop cloths shall be used when any sanding of sheet rock or painting is being done.  All sheet rock dust shall be immediately wiped off walls and base and vacuumed off carpeting.

Prior to any sanding being done, building engineers must be notified so that the smoke detectors can be appropriately protected from the dust.

3.               No construction activity such as, but not limited to, fabrication of materials or cleaning of materials, such as window blinds, shall occur outside of the construction site or building.

4.               The contractor or its subcontractors and vendors shall not obstruct any sidewalk, corridor, entrance, lobby or other required fire exit paths.

5.               The last person to leave the job site at the end of the day is responsible for turning off the lights.  Building engineers can check the suite at the end of the day at an extra charge to the contractor.

6.               All doors between the premises under construction and the building common areas must be closed at all times except for ingress and egress purposes.  On tenant occupied floors, the contractor must hang temporary doors in door cuts into corridors as soon as the door cuts are made.  Doors are to be equipped with building standard locksets and keys.

7.               The contractor is responsible for keeping the building exterior areas clean and tidy and for daily cleanup.  Throughout the course of the day, corridors, elevators, elevator lobbies and electrical closets and janitorial closets cannot be cluttered or blocked.  Where dust and debris have fallen in building common areas or construction spills have occurred the contractor must immediately close the area.  Failure to keep the job site, public areas, building and exterior areas clean will result in a back charge, including a fee for managing the clean up work and processing the appropriate paper work.  The contractor shall provide a mop, mop bucket, broom and vacuum on the job site to be immediately used to remove dirt and debris in the common areas.

8.               Contractor shall place a carpet remnant immediately inside all exits from the premises under construction for construction workers to use to wipe their shoes every time they exit the job site.

9.               If any windows are removed for a debris chute or stocking of materials they shall be replaced with a framed panel if rain is a possibility and the rain can enter the building through this opening.  Windows must be replaced for overnight and weekends.

10.         All material and personnel are to use freight elevators only.  Large shipments will require scheduling of elevator time at least 48 hours in advance.  Requests for opening the hatch or using the top of the car must be scheduled through the Management Office; doing this will require the elevator contractor to be present at the cost of the contractor.

Clean-Up

1.               The contractor shall provide a construction dumpster at the job site in a location to be designated by the Chief Engineer.  The contractor shall monitor and clean the area around the dumpster periodically during the workday and at the end of the workday.  Particular care must be taken so that no nails or other sharp objects are left on the area surrounding the dumpster or on the travel paths to the dumpster.

2.               The job site and building common areas must be kept clean and tidy at all times. Subcontractors must remove all trash and related items when they are finished with their jobs.

3.               Restrooms are provided only for convenience and it is a privilege for construction workers to use the bathrooms.  The contractor is responsible for its employees and subcontractors use of the rest rooms.  Failure to keep the rest rooms in the condition provided by the owner to the tenants and clean up dirt and debris immediately shall result in owner’s personnel performing clean-up and the contractor will be charged for the related costs.  Repeated violations of this rule will result in the revocation of this privilege.

4.               The cleaning of brushes and other tools may only occur in areas designated by building engineers.  Contractor shall keep these areas in clean condition and clean up after each use.

5.               Trash from lunches must be removed from the work area each day.

6.               Unused construction materials may be stored within the space under construction, but only if done so in an orderly manner.

7.               Final clean-up must include the cleaning of all return air and supply air grills, blinds and building door framing.

Punchlist

1.               If the tenant has occupied the premises, the contractor’s highest priority is to be courteous to the tenant’s employees, respect their privacy and disrupt their work as little as possible.

2.               Any material, paint or other product used in completing the punch list shall not be stored in the premises once the tenant has accepted possession of the premises.

3.               The contractor’s work schedule to complete the punchlist shall be arranged to least disrupt the tenant’s business operations and must be approved in advance by the tenant and the Property Manager.  All activities creating excessive noise and dust must be done when the building is closed.

4.               The contractor shall cause the completion of the punch list to occur as quickly as possible.  Any unnecessary delays may result in the owner completing the punch list items and charging the associated costs of doing so to the contractor.

5.               Contractor must provide as-builts, test & balance reports, updated breaker schedules, all equipment information, warranties, and certificate of occupancy.

6.               Contractor must remove all filter media.

7.               Any HVAC components that require replacement must be brought to the attention of the Chief Engineer immediately.  The cost of repairing damage determined to be job-related will be charged back to the contractor.

VENDOR INSURANCE REQUIREMENTS

At his sole expense, the Contractor shall carry and maintain throughout the term of the contract the insurance described below.  The policies described below shall be primary over any that may be carried by the Owner and its Agent.  Except for Workers’ Compensation, the policies shall name Carr Parkway North One Corp., the Carr Real Estate Services, Inc., and Carr Office Park, LLC. as additional insurers.  Policies must be with carriers licensed to do business where the contract work is done.  The form of the insurance shall at all times be subject to the Owner’s reasonable approval, and the carrier or carriers must be good and responsible insurance companies.  The all risk and liability policies must each contain a provision by which the insurer agrees that such policy shall not be canceled except after thirty (30) days written notice to the Agent.

Before start of work, Contractor shall submit to the property management office a Certificate of Insurance showing that all insurance requirements have been met.  If any policy expires during the term of this contract, it shall be automatically renewed and a new Certificate of Insurance shall be sent immediately to the property management office.

These policies shall contain provisions or endorsements waiving the right of subrogation of their insurance companies against the Owner and Agent and their agents and employees.

Workers’ Compensation	-	Statutory Limits

Employer’s Liability	-	$100,000 each accident
$500,000 policy limit-disease
$100,000 disease - each employee

General Liability

This shall include all major divisions of coverage and be on a commercial occurrence form.  It shall include premises operations, products and completed operations, contractual, personal injury, and advertising injury, owner’s and contractor’s protective and broad form property damage.

Limits Primary:	$1,000,000	each occurrence - BI & PD
	$2,000,000	general aggregate per location
	$1,000,000	agg. prod. - comp. oper.
	$1,000,000	personal injury & adv. injury
	$ 5,000	medical expense
Limits Excess:	$5,000,000

Excess liability policies must follow form with primary liability policies.

Automobile Liability and Property Damage

This shall be on an occurrence basis with a combined single limit of $1,000,000.  It shall include all automobiles owned, leased, hired or non-owned.

Equipment Insurance

This shall be a contractor’s equipment floater, or similar form, and shall be on an all risk basis, valued form providing replacement cost coverage for all equipment, tools, machinery and all other such personal property at any time brought in or about the Building.  Coverage shall protect against theft.  The insurance shall contain a provision or endorsement waiving the insurer’s right of subrogation against the Owner and Agent and their agents and employees.

General Lockout Procedure

1.               The Authorized Employees doing the work, and their supervisor, shall review the work plan, equipment-specific written lockout procedures, and physically locate and identify all energy isolating devices to be sure which switches, valves, or other energy isolating devices apply to the equipment to be locked out.

2.               Employees authorized to lock out equipment shall be certain which switch or other electrical energy isolating devices apply to the equipment to be locked out.  All energy isolating devices must have labels identifying the equipment supplied and the electric current and voltage.

3.               Notify all Affected and Other Employees as necessary that a lockout is to be performed.  These persons must be informed that they are not to disturb the lockout device or attempt to restart the equipment until they are informed that the lockout has been cleared and it is safe to resume normal operations.

4.               If the equipment is operating, shut it down using the normal shutdown procedure.  Turn the equipment off it there is an on/off switch.

5.               If it is an RFR device, it should be shut down or turned off if practical.  If it is not practical to be shut down or turned off, reduce the power to the affected RFR device to below the Uncontrolled IEEE MPE level by measuring with a calibrated RFR meter and probe rated for the device’s frequency.  Apply the lock and/or tag to prevent the power from increasing.

6.               Open the circuit breaker; disconnect switch or other energy isolating device.  Toggle switches, push buttons, and other types of control switches are not energy isolating devices.

7.               All energy isolating devices must be locked out.  Lockout the circuit breaker, disconnect switch, or other isolating device, in the open position with an assigned individual lock, and attach an identifying tag to the lock.

8.               For electrical equipment that has capacitors that must be manually discharged to ensure safe work, open access panels and discharge these capacitors with an appropriate discharge tool, following directions in the equipment manual.

9.               All forms of stored energy must then be dissipated (except for batteries which can be disconnected).  This may include relaxing any springs, relieving any pressure or vacuum, allowing flywheels to come to rest, or neutralizing or adequately removing any chemicals.

10.         Any parts that could inadvertently move during the procedure must be blocked in place to prevent this movement.  Blocking must be secured in place so that it cannot fall out or be inadvertently removed.

11.         At this point it must be verified that all forms of hazardous energy have been reduced to zero potential, or if RFR, reduced to below the Uncontrolled MPE level.  If the work to be done involves de-energized electrical equipment, this equipment must be tested with some form of test equipment to verify that there is no electrical energy present.  Other forms of energy also require verification of zero potential.  Examples of such means of verification include: observing a pressure gauge for zero pressure (gauge) or vacuum, observing a spring in a relaxed state, observing that a flywheel is not spinning, or measuring with an RFR meter and probe rated for the frequency of the RFR device to verify that the RFR level is below the Uncontrolled MPE level.

12.         The final step is to attempt to restart or re-energize the equipment or machinery.  If the equipment does not restart then work can proceed.  If the equipment restarts or it appears that energy has been allowed to flow into the system there is a serious flaw in the procedure, and no work should proceed until the problem is identified and appropriate steps are included in the procedure to control this energy.

13.         The equipment is now locked out and work may begin.

Authorized Employee	Date and Time

APPENDIX I

BASE BUILDING CONDITIONS

TECHNICAL PROFILE

Shell and Core

Shell and core work generally refers to that portion of the construction of the Building which includes the structural system, the exterior enclosure, roof, core facilities (public toilet rooms, stairs, elevators, etc.) and supportive mechanical and electrical systems located in the Building core, mechanical floors and the lower levels.

1.               Structural System

The superstructure, including composite metal deck and concrete floors (floors 2 through 5 and floor 1 over the parking garage) and concrete slab on grade (floor 1) with structural design load for office floors of 100 lbs per square foot live load.  Deck to deck height is 13’ 0”, floor to ceiling height is 8’ 8”.

2.               Exterior Enclosure

The exterior wall consists of a curtain wall system of aluminum and granite panels with an inner layer of foil backed insulation fully taped to provide vapor barrier.  Windows have factory-painted, thermally-enhanced, aluminum frames with tinted insulating glass units.

3.               Roofing

Roofing system consists of a mechanically fastened, single ply 60 mil membrane on rigid insulation.

4.               Core Facilities

Three separate cores per floor offering full floor identity for floors ranging from 16,000 RSF to 50,000 RSF.  Each core features:

(a)          Public areas consisting of ground floor lobby, exit corridors, stairs and ladies’ and men’s toilet rooms and drinking fountain.

(b)         Non-public core areas, consisting of telephone, electrical and janitor closets, and mechanical rooms.

(c)          Fire department valve and fire extinguishers in each stairwell.

(d)         Exit signs at each stairwell and all base building public areas as required by code.

(e)          Elevator lobbies served by two elevators.

5.               Elevators

(a)          Four (4) 3,500 lb (passenger) front opening, and two (2) 3,500 lb (service/passenger) front and side opening hydraulic elevators.

(b)         Stainless steel doors provided at floor 1, steel doors on floors 2 through 5 with baked enamel finish.

(c)          One (1) 2,500 lb shuttle elevator between the lower level garage and floor 1.

6.               Plumbing

Cold water supply, waste and vent piping are available at three (3) locations on each floor to allow for future connections by Tenant.  Three (3) 80 gallon water heaters with recirculation pumps are provided on the first floor.

7.               Fire Protection

A sprinkler system consisting of risers, supply loops and branch piping and one (1) 750 GPM fire pump is provided.

8.               Heating, Ventilation and Air Conditioning

Energy efficient central plant with distributed air handling units (three per floor) for flexibility in delivering after hours HVAC.

(c)          The heating, ventilation and air conditioning system originates with two (2) 450 ton York centrifugal chillers.  One two (2) cell, 950 ton Baltimore Air Coil cooling tower is located on grade south east of the building with mature landscape screening.

(d)         Office space is served by 15 (3 per floor) constant volume air handling units, with capacities ranging from 16,500 CFM to 22,000 CFM.  Interior HVAC zones are supplied by either VAV or VAV fan power boxes, with re-heat coils.  Perimeter HVAC is supplied by fan power boxes with Reheat coils.  Floor 1 includes baseboard heat. The Atrium is served by two (2) separate 25,000 CFM supply fans with re-heat coils.

(c)          The heating and cooling system will meet the following criteria:

The heating and air conditioning system shall be capable of maintaining, during the cooling season, inside space conditions of 75 degrees F (+2 degrees) dry bulb when outside conditions are 94 degrees F dry bulb and 75 degrees F (mean coincident wet bulb) and during the heating season, maintain not less than 72 degrees F (-2 degrees) with outdoor temperatures ranging down to -10 degrees F.

9.               Building Automation System

The HVAC system and common area lighting are controlled by a Siemens Apogee building automation system (BAS) to ensure effective, energy efficient operations.  The BAS allows for constant monitoring of mechanical systems, swift response to hot/cold calls, and monitoring of tenant systems.

10.         Electrical

(a)          The main electrical service is provided by Commonwealth Edison via four (4) transformers.  One transformer serves the HVAC system, one the general service and tenant needs, and one serves a computer room, and one serves the fire pump.  Tenant power is distributed through the main building switchgear to six (6) tenant transformers located on floors 2 and 4 (one per core).  Electric closets are provided in each core of each floor.

(b)         Switchgear and bus duct riser capacity of 5.3 watts per square foot.  Additional disconnects provides additional 1,600 amp and 600 amp services on floors 2 and 4, respectively.

(c)          Three (3) tenant services are provided per floor, each at 120/208 volts, 3 phase, 4 wire.

(d)         A 250 KW generator provides back up power to the fire alarm system, elevators, emergency lighting, sump pump and ejector pumps, and lift station.  A separate feed from Commonwealth Edison powers the fire pump.

(e)          A networkable Edwards EST 3 fire alarm system was installed in 1998 with adequate spare capacity to power strobes throughout the building to meet ADA requirements.  The system is monitored at security posts in One, Three, and Four Parkway North and at the Deerfield Police Department.

11.         Telecommunications

(a)          Fiber optic cable and 1,200 copper pairs are provided at the service provider’s network point of presence (NETPOP).  Underground conduits link the One Parkway North building with Three Parkway North and a campus wide conduit system allowing for redundant fiber service to the building.

(b)         On each floor, three (3) telephone closets are provided (one per core) each with four (4) 4” sleeves to the NETPOP.  Ground bus bars are available in each electric closet.  Inner duct for fiber is provided from the NETPOP to a fiber hub on floor 3.

(c)          Distribution network of 2,100 copper pairs from the NETPOP to individual telephone closets.

12.         Security Systems

Staffed security post is provided in the main building lobby.  Security cameras at all exits and in the lower level garage are monitored at the security post and recorded on video tape.  Card access system at all entrances and controlling entrance to the lower level garage.  Tenants may extend the base building system to control access to their spaces.

13.         Loading Docks

Two (2) elevated loading docks located at the north and south ends of the building each with space for two (2) semi trucks.  The south dock is provided with one (1) trash compactor.